================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K/A
                                  ----------

                       AMENDMENT NO. 1 TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  NOVEMBER 4, 1998 (AUGUST 24,
1998)


                      MRS. FIELDS' ORIGINAL COOKIES, INC.
                      -----------------------------------
            (Exact name of Registrant as specified in its charter)


                        DELAWARE                                       333-45179                          87-0552899
-------------------------------------------------------------  -----------------------------  -------------------------------------
(State or other jurisdiction of incorporation or organization)   (Commission File Number)       (IRS Employer Identification No.)

          2855 EAST COTTONWOOD PARKWAY, SUITE 400
                SALT LAKE CITY, UTAH                                                           84121-7050
-------------------------------------------------------------                    -------------------------------------
        (Address of principal executive offices)                                               (Zip Code)


Registrant's telephone number, including area code:  (801) 736-5600


                                NOT APPLICABLE
        ---------------------------------------------------------------
         (Former name or former address, if changed since last report)

================================================================================

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
-----------------------------------------

ITEM 7 (A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
             -----------------------------------------

             Filed herewith as a part of this report are the following financial statements: (a) Cookies USA, Inc. and subsidiary (i) Report of Independent Accountants, (ii) Consolidated Balance Sheets as of June 29, 1997 and June 28, 1998, (iii) Consolidated Statements of Operations for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, (iv) Consolidated Statements of Changes in Stockholders' Deficit for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, (v) Consolidated
             Statements of Cash Flows for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998 and (vi) Notes to
             Consolidated Financial Statements; (b) Deblan Corporation (i) Independent Auditors' Report, (ii) Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited), (iii) Statements of Earnings for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), (iv) Statements of Shareholders' Equity for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 (unaudited), (v) Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited) and (vi) Notes to Financial Statements; (c) Chocolate Chip Cookies of Texas, Inc.
             (i) Report of Independent Public Accountants, (ii) Balance Sheets as of September 30, 1996 and 1997 and June 30, 1998 (unaudited),
             (iii) Statements of Operations for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 (unaudited) and 1998 (unaudited), (iv) Statements of Stockholders' Equity for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1998 (unaudited), (v) Statements of Cash Flows for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 (unaudited) and 1998 (unaudited) and (vi) Notes to Financial Statements; (d) The Combined Karp Entities (i) Report of Independent Public Accountants, (ii) Combined Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited), (iii) Combined Statements of Operations for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), (iv) Combined Statements of Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 (unaudited), (v) Combined Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited) and (vi) Notes to Combined Financial Statements. These financial statements are being filed in accordance with and within the time period provided for in Item 7(a)(4).


ITEM 7 (B)   PRO FORMA FINANCIAL INFORMATION
             -------------------------------

             Filed herewith as a part of this report are Mrs. Fields' Original Cookies, Inc.'s Unaudited Pro Forma Condensed Combined Statements of Operations for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998, and the notes thereto. These pro forma financial statements are being filed in accordance with and within the time period provided for in Item 7(a)(4).

ITEM 7 (C)     EXHIBITS
               --------

Exhibit 2.1* Securities Purchase Agreement, dated as of August 13, 1998, by and among Cookies USA, Inc., the Individuals and Entities identified therein as the Sellers and Mrs. Fields' Original Cookies, Inc. (Schedules and exhibits to the Securities Purchase Agreement have been omitted from this filing and will be furnished to the Securities and Exchange Commission upon request.)

Exhibit 2.2* Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as Seller

Exhibit 2.3* Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome
               E. Mouton, Steven J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers

Exhibit 2.4* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and ASK & MSK Family Limited Partnership-II(B), Ltd.

Exhibit 2.5* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Crossroads Cookies, Inc.

Exhibit 2.6* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Hot Barton and Northpark Cookies, Inc.

Exhibit 2.7* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Northpark Cookies, Inc.

Exhibit 2.8* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Quail Springs Cookies, Inc.

Exhibit 2.9* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Westgate Cookies, Inc.

Exhibit 99.1* Press Release of Mrs. Fields' Original Cookies, Inc. dated August 25, 1998.


*  Previously filed

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      MRS. FIELDS' ORIGINAL COOKIES, INC.


DATE:  NOVEMBER 4, 1998                  /S/ L. TIM PIERCE
                                         --------------------------------
                                         L. TIM PIERCE, CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX


ITEM 7 (C)     EXHIBITS
               --------


Exhibit 2.1* Securities Purchase Agreement, dated as of August 13, 1998, by and among Cookies USA, Inc., the Individuals and Entities identified therein as the Sellers and Mrs. Fields' Original Cookies, Inc. (Schedules and exhibits to the Securities Purchase Agreement have been omitted from this filing and will be furnished to the Securities and Exchange Commission upon request.)

Exhibit 2.2* Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as Seller

Exhibit 2.3* Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome
               E. Mouton, Steven J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers

Exhibit 2.4* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and ASK & MSK Family Limited Partnership-II(B), Ltd.

Exhibit 2.5* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Crossroads Cookies, Inc.

Exhibit 2.6* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Hot Barton and Northpark Cookies, Inc.

Exhibit 2.7* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Northpark Cookies, Inc.

Exhibit 2.8* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Quail Springs Cookies, Inc.

Exhibit 2.9* Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Westgate Cookies, Inc.

Exhibit 99.1* Press Release of Mrs. Fields' Original Cookies, Inc. dated August 25, 1998.


*  Previously filed

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


To the Board of Directors and
Stockholders of Cookies USA, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Cookies USA, Inc. and its subsidiary at June 29, 1997 and June 28, 1998, and the results of their operations and their cash flows for each of the three fifty-two week periods in the period ended June 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
August 24, 1998

                       COOKIES USA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                    ASSETS
                                    ------

                                                                                     JUNE 29,          JUNE 28,
                                                                                       1997              1998
                                                                                    -----------       ----------
Current assets:
  Cash and cash equivalents.......................................................      $ 4,885          $ 8,382
  Accounts receivable--trade......................................................        1,702            2,042
  Inventory (Notes 1 and 2).......................................................        1,292            1,212
  Prepaid expenses (Note 3).......................................................        1,227            1,245
  Current deferred income tax benefit (Notes 1 and 11)............................          392              872
  Current portion of notes receivable (Note 4)....................................          867               88
  Other receivables...............................................................            8                8
                                                                                        -------          -------
     Total current assets.........................................................       10,373           13,849
                                                                                        -------          -------
Property and equipment, net of accumulated depreciation (Note 5)..................        6,304            4,916
Construction in progress, net of construction deposits received from
 franchisees......................................................................           92              163
                                                                                        -------          -------
                                                                                          6,396            5,079
                                                                                        -------          -------
Other assets:
  Deferred loan costs, net of accumulated amortization of $2,050
    and $2,626, respectively (Note 1).............................................        2,050            1,474
  Notes receivable, net of current portion (Note 4)...............................          302              352
  Deferred income tax benefit (Notes 1 and 10)....................................        2,372            1,438
  Deposits........................................................................           50               49
  Accrued straight-line minimum rent receivable for subleases to
    franchisees (Note 1)..........................................................        1,267            1,388
                                                                                        -------          -------
                                                                                          6,041            4,701
                                                                                        -------          -------
Cost in excess of fair value of net assets acquired (goodwill), net of
 accumulated amortization of $3,104 and $3,975, respectively (Note 1).............       31,848           30,977
                                                                                        -------          -------
                                                                                        $54,658          $54,606
                                                                                        =======          =======

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       COOKIES USA, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------

                                                                                      JUNE 29,       JUNE 28,
                                                                                        1997           1998
                                                                                    -----------    -----------
Current liabilities:
  Accounts payable..............................................................      $    376       $    913
  Sales taxes payable...........................................................           105            102
  Accrued interest payable......................................................         2,202          2,202
  Accrued expenses (Note 6).....................................................         1,568          1,075
  Deposits......................................................................           673            727
                                                                                      --------       --------
     Total current liabilities..................................................         4,924          5,019
                                                                                      --------       --------
Capital lease obligations (Note 9)..............................................            62             36
                                                                                      --------       --------
Accrued straight-line minimum rent payable (Note 1).............................         2,113          2,164
                                                                                      --------       --------
Long-term debt (Note 7):
  Senior secured notes..........................................................        40,000         40,000
  Original issue discount, net of accumulated amortization of $102
    and $131, respectively......................................................           (98)           (69)
  Subordinated unsecured notes payable..........................................        10,000         10,000
                                                                                      --------       --------
     Total long-term debt.......................................................        49,902         49,931
                                                                                      --------       --------
Commitments and contingencies (Note 9)

Mandatorily redeemable preferred stock (Note 11):
  Senior cumulative (6.00%) convertible; $1.00 par value; 10,500 shares
    authorized, issued and outstanding..........................................        12,739         13,369
  Junior Class A cumulative ($50 per annum); $1.00 par value; 2,500
    shares authorized, issued and outstanding...................................         2,944          3,069
  Junior Class B cumulative ($50 per annum); $1.00 par value; 750
    shares authorized, issued and outstanding...................................           883            921
                                                                                      --------       --------
     Total mandatorily redeemable preferred stock...............................        16,566         17,359
                                                                                      --------       --------
Common stock and other stockholders' deficit:
  Common stock, $.01 par value; 115,000 shares authorized; 82,800
    shares issued and outstanding...............................................             1              1
  Additional paid-in capital....................................................           449            449
  Excess of purchase price over predecessor basis...............................       (10,164)       (10,164)
  Accumulated deficit...........................................................        (9,195)       (10,189)
                                                                                      --------       --------
     Total stockholders' deficit................................................       (18,909)       (19,903)
                                                                                      --------       --------
                                                                                      $ 54,658       $ 54,606
                                                                                      ========       ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                                      FOR THE FIFTY-   FOR THE FIFTY-    FOR THE FIFTY-
                                                                           TWO              TWO               TWO
                                                                       WEEK PERIOD      WEEK PERIOD       WEEK PERIOD
                                                                          ENDED            ENDED             ENDED
                                                                      JUNE 30, 1996    JUNE 29, 1997     JUNE 28, 1998
                                                                      --------------  ----------------  ----------------
Revenues:
 Cookie and beverage sales  ......................................          $24,719           $22,375           $18,854
 Batter sales to franchisees  ....................................           10,104            11,270            12,214
 Franchise royalties  ............................................            4,289             4,729             5,267
 Franchise sales--existing and new stores  .......................            1,157             1,602               873
 Other, net  .....................................................              115                66               139
                                                                            -------           -------           -------
  Total revenue  .................................................           40,384            40,042            37,347
                                                                            -------           -------           -------
Operating expenses:
 Cost of sales  ..................................................           19,523            18,615            17,056
 Retail store occupancy  .........................................            7,379             7,055             5,737
 Other retail store expenses  ....................................            1,316             1,019               870
 Selling, general and administrative expenses  ...................            7,309             7,619             7,220
 Management fee expense (Note 14)  ...............................              250               250               250
                                                                            -------           -------           -------
  Total operating expenses  ......................................           35,777            34,558            31,133
                                                                            -------           -------           -------
   Income from operations  .......................................            4,607             5,484             6,214
                                                                            -------           -------           -------
Other (income) expenses, net:
 Interest income  ................................................              (56)             (251)             (346)
 Interest expense  ...............................................            5,646             5,634             5,635
 Amortization of deferred loan costs  ............................              572               586               576
                                                                            -------           -------           -------
  Total other expenses, net  .....................................            6,162             5,969             5,865
                                                                            -------           -------           -------
   Income (loss) before income taxes  ............................           (1,555)             (485)              349
State and federal income tax expense (benefit) (Note 10)  ........             (194)              261               551
                                                                            -------           -------           -------
   Net loss  .....................................................          $(1,361)          $  (746)          $  (202)
                                                                            =======           =======           =======

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       COOKIES USA, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                            (DOLLARS IN THOUSANDS)


                                                                                         EXCESS OF
                                                                                          PURCHASE
                                                                                           PRICE
                                                          COMMON STOCK      ADDITIONAL      OVER                         TOTAL
                                                      --------------------   PAID-IN    PREDECESSOR    ACCUMULATED   STOCKHOLDERS'
                                                       SHARES     AMOUNT     CAPITAL       BASIS         DEFICIT        DEFICIT
                                                      ---------  ---------  ----------  ------------  -------------  --------------
Balance at June 29, 1995  ...........................    82,800    $     1        $449     $(10,164)      $ (5,503)       $(15,217)
 Net loss for the fifty-two week period ended June
   30, 1996..........................................        --         --          --           --         (1,361)         (1,361)
 Redeemable preferred stock accretion  ..............        --         --          --           --           (792)           (792)
                                                         ------    -------        ----     --------       --------        --------

Balance at June 30, 1996  ...........................    82,800          1         449      (10,164)        (7,656)        (17,370)
 Net loss for the fifty-two week period ended June
   29, 1997..........................................        --         --          --           --           (746)           (746)
 Redeemable preferred stock accretion  ..............        --         --          --           --           (793)           (793)
                                                         ------    -------        ----     --------       --------        --------

Balance at June 29, 1997  ...........................    82,800          1         449      (10,164)        (9,195)        (18,909)
 Net loss for the fifty-two week period ended June
   28, 1998..........................................        --         --          --           --           (202)           (202)
 Redeemable preferred stock accretion  ..............        --         --          --           --           (792)           (792)
                                                         ------    -------        ----     --------       --------        --------

Balance at June 28, 1998  ...........................    82,800    $     1        $449     $(10,164)      $(10,189)       $(19,903)
                                                         ======    =======        ====     ========       ========        ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                  FOR THE FIFTY-    FOR THE FIFTY-     FOR THE FIFTY-
                                                                     TWO WEEK          TWO WEEK           TWO WEEK
                                                                   PERIOD ENDED      PERIOD ENDED       PERIOD ENDED
                                                                  JUNE 30, 1996     JUNE 29, 1997      JUNE 28, 1998
                                                                 ----------------  ----------------  ------------------
Cash flows from operating activities:
 Net loss......................................................          $(1,361)          $  (746)            $  (202)
 Adjustments to reconcile net loss to net cash provided
  by (used for) operating activities:
  Depreciation.................................................            1,854             1,940               1,604
  Amortization of cost in excess of fair value of net assets
   acquired (goodwill).........................................              870               871                 871
  Amortization of deferred loan costs..........................              572               586                 576
  Amortization of original issue discount......................               29                29                  29
  Net gain on sales and disposals of property, equipment and
   inventory...................................................             (402)             (550)               (247)
  Net (decrease) increase in accrued straight-line minimum rent
   receivable and payable......................................               86               (29)                (70)
  Changes in assets and liabilities:
   Decrease (increase) in accounts receivable..................             (550)             (195)               (340)
   Decrease (increase) in inventory............................             (140)               95                  80
   Decrease (increase) in prepaid expenses.....................             (100)              (52)                (18)
   Decrease (increase) in current deferred tax benefit.........              (50)             (195)               (480)
   Decrease (increase) in other receivables....................              165                56                  --
   Decrease (increase) in deferred tax benefit.................             (186)              348                 934
   Decrease (increase) in other assets.........................               (7)               11                   1
   Increase (decrease) in accounts payable.....................             (462)             (456)                538
   Increase (decrease) in sales taxes payable..................                2               (25)                 (3)
   Increase (decrease) in accrued interest payable.............               --                (3)                 --
   Increase (decrease) in accrued expenses.....................             (913)              172                (493)
   Increase (decrease) in deposits.............................              (22)              (66)                 54
                                                                         -------           -------             -------
    Net cash provided by (used for) operating activities.......             (615)            1,791               2,834
                                                                         -------           -------             -------
Cash flows from investing activities:
 Acquisitions of property and equipment, including net
  increase in
  construction in progress, net of construction deposits                  (1,913)           (1,084)             (1,263)
   received
  from franchisees.............................................
 Proceeds from sales and disposals of property and equipment...            1,146               453               1,005
 Proceeds from collection of notes receivable..................              448               474                 947
                                                                         -------           -------             -------
    Net cash provided by (used for) investing activities.......             (319)             (157)                689
                                                                         -------           -------             -------
Cash flows from financing activities:
 Payments of deferred loan costs...............................               --               (27)                 --
 Principal repayments under capital lease obligations..........              (15)              (25)                (26)
                                                                         -------           -------             -------
    Net cash used for financing activities.....................              (15)              (52)                (26)
                                                                         -------           -------             -------
Net increase (decrease) in cash and cash equivalents during
 period........................................................             (949)            1,582               3,497
Cash and cash equivalents, beginning of period.................            4,252             3,303               4,885
                                                                         -------           -------             -------
Cash and cash equivalents, end of period.......................          $ 3,303           $ 4,885             $ 8,382
                                                                         =======           =======             =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       COOKIES USA, INC. AND SUBSIDIARY

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                         FOR THE FIFTY-    FOR THE FIFTY-   FOR THE FIFTY-
                                                            TWO WEEK          TWO WEEK         TWO WEEK
                                                          PERIOD ENDED      PERIOD ENDED     PERIOD ENDED
                                                         JUNE 30, 1996     JUNE 29, 1997     JUNE 28, 1998
                                                        ----------------  ----------------  ---------------
                                                                       (DOLLARS IN THOUSANDS)
Cash paid for:
 Interest.............................................            $5,617            $5,609           $5,606
 State and federal income taxes.......................            $  119            $   91           $  286

  Cash paid for state and federal income taxes represents payments made to government authorities during the periods presented.


SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

  During the fifty-two weeks ended June 30, 1996, June 29,1997 and June 28, 1998, the Company recorded accretion on mandatorily redeemable preferred stock totaling $792,000, $793,000 and $793,000, respectively.

  During the fifty-two weeks ended June 30, 1996, the Company exchanged accounts receivable from unrelated franchisees totaling $156,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by franchisees.

  During the fifty-two weeks ended June 30, 1996, notes receivable with face amounts totaling $296,000 were received from unrelated franchisees in connection with the sale of two Company-operated stores.

  During the fifty-two weeks ended June 29, 1997, notes receivable with face amounts totaling $1,353,000 were received from unrelated franchisees in connection with the sale of eight Company-operated stores.

  During the fifty-two weeks ended June 29, 1997, the Company exchanged accounts receivable from unrelated franchisees totaling $91,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by the franchisees.

  During the fifty-two weeks ended June 28, 1998, notes receivable with face amounts totaling $217,000 were received from unrelated franchisees in connection with the sale of five Company-operated stores.


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       COOKIES USA, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

     Cookies USA, Inc. ("Cookies USA") was incorporated in December 1993 and was formed by the Jordan Company to acquire 100% of the common stock of The Original Great American Chocolate Chip Cookie Company, Inc. ("Great American Cookies"). Great American Cookies is in the business of franchising cookie stores and manufacturing cookie batter which is sold to Company-operated and franchised retail stores. The financial statements include the consolidated accounts of Cookies USA and Great American Cookies (the "Company").

     On December 10, 1993, Cookies USA acquired Great American Cookies in several transactions. Immediately following the acquisition, Great American Cookies changed its name from The Original Great American Chocolate Chip Cookie Company, Inc. to Great American Cookie Company, Inc. Due to the 22% interest retained by the selling stockholders of Great American Cookies via their common and convertible preferred stock interest in Cookies USA, the excess of purchase price over predecessor basis as reflected in the stockholders' deficit section of the accompanying consolidated balance sheets represents the limitation on the write-up of the assets acquired.

     The Company's business follows seasonal trends and experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.


CONSOLIDATION

     The consolidated financial statements include the accounts of Cookies USA and its subsidiary, Great American Cookies. All significant intercompany transactions and accounts have been eliminated in consolidation.


ACCOUNTING PERIODS

     During the fiscal year ended June 30, 1996, the Company changed its year end from the last Thursday in the month of June to the last Sunday in the month of June. As a result, three days were added to the fifty-two week period ended Thursday, June 27, 1996 to effectively change the Company's fiscal year end to Sunday, June 30, 1996. This change does not materially impact the comparability of the years presented in these financial statements.


USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value at the respective balance sheet dates due to the relatively short period to maturity of these instruments. The long-term notes payable with fixed interest rates are recorded at face values of $50.0 million at June 29, 1997 and June 28, 1998; however, the fair values of such long-term notes, based on quoted market values, are approximately $50.5 million and $51.4 million at June 29, 1997 and June 28, 1998, respectively.

                       COOKIES USA, INC. AND SUBSIDIARY

REVENUE RECOGNITION

  Revenues from the Company-operated stores are recognized in the period the related cookies and beverages are sold. Revenues from the sale of batter are recognized at the time of shipment. Franchise royalties, which are based on a percentage of franchised store sales, are recognized in the same period related franchise store revenues are generated. Franchise license fee revenues are recognized at the time that all Company obligations regarding the franchise sale have been met. Fees received pursuant to development agreements which grant the right to develop franchised units in future periods in specific geographic areas are deferred and recognized as income on a pro rata basis as the Company's obligations regarding the franchised units subject to the development agreements are met.


CASH EQUIVALENTS

  The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash equivalents. Cash equivalents at June 29, 1997 and June 28, 1998 consist of short-term commercial paper. These investments are stated at cost, which approximates market.


INVENTORIES

  Inventories of cookie and brownie products, beverage products, paper and supplies and smallwares are stated at the lower of cost or market with cost determined based on the first-in, first-out (FIFO) method.


PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed in the year incurred, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed, and the related accumulated depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized in the statement of operations.

  Depreciation is provided using straight-line and accelerated methods over the estimated lives of the assets which are as follows:

Building..........................................................  20 years
Furniture, fixtures and equipment.................................  3-7 years
Building and leasehold improvements...............................  Lesser of 8 years or the life of the related lease

  During fiscal year 1996, the Company revised its estimate of the useful life of certain leasehold improvements. The effect of this change in estimate was to increase fiscal year 1996 pre-tax net loss by $214,000.

  During fiscal year 1998, the Company revised its estimate of the useful life of certain computer equipment. The effect of this change in estimate was to decrease fiscal 1998 pre-tax income by $111,000.


STORE OPENING AND CLOSING COSTS

  Non-capital expenditures incurred in opening new stores or remodeling existing stores are expensed in the year incurred. When a store is closed, the store's unamortized investment in leasehold improvements and fixtures and equipment is recorded as a loss on store closing.

                       COOKIES USA, INC. AND SUBSIDIARY

DEFERRED LOAN COSTS

  Debt issue costs of approximately $4.0 million were incurred in connection with the issuance of the 10.875% senior secured notes payable due 2001 (see Note
7). Deferred loan costs are being amortized over the life of the related notes (85 months), with annual charges to income of approximately $576,000.


COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED (GOODWILL)

  Cost in excess of fair value of net assets acquired (goodwill) is being amortized over a forty-year period, with annual charges to income of approximately $870,000.

  The carrying value of goodwill is periodically evaluated for indications of possible impairment. The review is based on comparing the carrying amount to the undiscounted estimated cash flows from continuing operations over the remaining amortization period. The carrying amount was further substantiated by the acquisition of the Company by an unrelated party as further discussed in Note
15. No impairment is indicated as of June 28, 1998.


OPERATING LEASES

  The Company has various operating lease commitments on both Company-operated and franchised store locations and equipment. Operating leases with escalating payment terms, including those subleased to franchisees, are recorded on a straight-line basis over the life of the related lease.


ORIGINAL ISSUE DISCOUNT

  The Company has issued warrants to the holders of the senior secured notes. The value of the warrants has been accounted for as an original issue discount and is being amortized over the life of the related notes (85 months), with annual charges to income of approximately $29,000.


ADVERTISING COSTS

  Advertising costs are expensed as incurred.


INCOME TAXES

  Concurrent with the acquisition and its termination of the S Corporation status (see Notes 1 and 10), the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). In accordance with the provisions of SFAS 109, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws.

                       COOKIES USA, INC. AND SUBSIDIARY

EARNINGS PER SHARE

  Earnings per share is not presented, as the Company is a non-public entity that is closely held.


RECLASSIFICATIONS

  Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.


2.   INVENTORY

  The major components of inventory are as follows:

                                                                           JUNE 29,      JUNE 28,
                                                                             1997          1998
                                                                         ------------  ------------
   Raw ingredients  ...................................................... $  237,000    $  279,000
   Batter, including retail stores  ......................................    368,000       254,000
   Beverage syrup  .......................................................     56,000        43,000
   Paper goods and packaging supplies  ...................................    168,000       149,000
   Purchased icing and decorative toppings held for resale  ..............     52,000        57,000
   Equipment held for resale  ............................................     75,000        43,000
   Marketing and miscellaneous supplies held for resale  .................    336,000       387,000
                                                                           ----------    ----------
                                                                           $1,292,000    $1,212,000
                                                                           ==========    ==========


3.   PREPAID EXPENSES

  Prepaid expenses consist of the following:

                                                                           JUNE 29,      JUNE 28,
                                                                             1997          1998
                                                                         ------------  ------------
   Rent  ................................................................  $1,158,000    $1,178,000
   Other  ...............................................................      69,000        67,000
                                                                           ----------    ----------
                                                                           $1,227,000    $1,245,000
                                                                           ==========    ==========


4.   NOTES RECEIVABLE

  Notes receivable consist of the following:

                                                                           JUNE 29,       JUNE 28,
                                                                             1997           1998
                                                                         -------------  -------------
  Notes receivable.....................................................    $1,169,000       $440,000
  Less current portion.................................................      (867,000)       (88,000)
                                                                           ----------       --------
  Notes receivable, net of current portion.............................      $302,000       $352,000
                                                                           ==========       ========

                       COOKIES USA, INC. AND SUBSIDIARY

  Notes receivable are due from various franchisees and principally result from the sale of existing Company-operated stores to franchisees. Each note is guaranteed by the purchaser and collateralized by the assets sold. Short-term notes generally carry an interest rate of 15% per annum and are intended to serve as interim financing until the franchisee can secure long-term financing from a third-party lender. Notes classified as non-current are generally due in monthly installments of principal and interest, with the interest rates ranging from between 9% and 12.5% per annum. The aggregate maturities of the notes receivable are as follows:

                                                                                           JUNE 28,
                                                                                            1998
                                                                                    ---------------
Fiscal Year Ending June
     1999  ............................................................................   $ 88,000
     2000  ............................................................................    140,000
     2001  ............................................................................     94,000
     2002  ............................................................................     41,000
     2003  ............................................................................      8,000
     Thereafter  ......................................................................     69,000
                                                                                          --------
                                                                                          $440,000
                                                                                          ========


5.   PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                         JUNE 29,        JUNE 28,
                                                                           1997            1998
                                                                      --------------  --------------
   Land  .............................................................  $   240,000     $   240,000
   Building  .........................................................      761,000         761,000
   Building and leasehold improvements  ..............................    6,829,000       6,189,000
   Furniture, fixtures and equipment  ................................    3,228,000       3,067,000
                                                                        -----------     -----------
                                                                         11,058,000      10,257,000
   Less accumulated depreciation  ....................................   (4,754,000)     (5,341,000)
                                                                        -----------     -----------
   Property and equipment, net  ......................................  $ 6,304,000     $ 4,916,000
                                                                        ===========     ===========


6.   ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                        JUNE 29,       JUNE 28,
                                                                          1997           1998
                                                                      -------------  -------------
   Employee compensation including payroll taxes  .......................  $379,000       $388,000
   Bonuses payable  .....................................................   480,000        475,000
   Construction expenses  ...............................................    15,000             --
   Professional fees  ...................................................   293,000         88,000
   Management fees  .....................................................   188,000         62,000
   Other  ...............................................................   213,000         62,000
                                                                         ----------     ----------
                                                                         $1,568,000     $1,075,000
                                                                         ==========     ==========

                       COOKIES USA, INC. AND SUBSIDIARY

7.   LONG-TERM DEBT

  Notes payable at June 29, 1997 and June 28, 1998 are described as follows:

                                                                              JUNE 29,          JUNE 28,
                                                                                1997              1998
                                                                          ----------------  ----------------
10.875% senior secured notes payable due January 15, 2001,
   Series B. Interest accrues daily and is payable semi-annually on January 15 and July 15. (The notes are secured by certain tangible and intangible assets, including, but not limited to, the equipment constituting Great American Cookies' batter
   production facility, the capital stock of all current and future subsidiaries of Great American Cookies, intellectual property
   rights and other intangible assets of Great American Cookies)  ........... $40,000,000       $40,000,000

Original issue discount related to the issuance of 7,200 detachable
   warrants with the 10.875% senior secured notes  ..........................     (98,000)          (69,000)

12.5% subordinated unsecured note payable due October 31, 2003 with initial annual prepayment thereof due October 31, 2001.
   Interest accrues daily and is payable semi-annually on April 30
   and October 31  ..........................................................  10,000,000        10,000,000
                                                                              -----------       -----------
                                                                              $49,902,000       $49,931,000
                                                                              ===========       ===========

  The $10 million of subordinated notes issued by Cookies USA have principal payments due as follows: $2.5 million due October 31, 2001; $2.5 million due October 31, 2002; and $5.0 million due October 31, 2003. As Great American Cookies is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as interest and principal payment on such debt. Such payments will be made primarily via dividends to Cookies USA. Such dividends are subject to certain covenants provided for under the senior secured notes (see Note 11).

  Great American Cookies is subject to certain covenants provided for under the indenture including limitations on restricted payments, incurrence of indebtedness and issuances of preferred stock, asset sales, granting of liens, restrictions on subsidiary dividends, mergers, consolidations, sale of assets, and on transactions with affiliates, various reporting requirements to the holders of the senior secured notes and the Securities and Exchange Commission and maintenance of a fixed charge coverage ratio. If a violation of a covenant occurs, the holders of at least 25% in principal amount of the then outstanding senior secured notes may declare all outstanding senior secured notes to be due and payable immediately (see Note 11).

  Upon the occurrence of a change of control as defined in the note agreements, the Company will be required to (i) offer to repurchase all of the 10.875% senior secured notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and (ii) repurchase the 12.5% subordinated notes at par plus accrued and unpaid interest, if any, to the date of repurchase.


8.   401(K) PROFIT-SHARING PLAN

  The Company provides a defined contribution profit-sharing plan (the "Plan") for all employees meeting certain requirements. On February 14, 1997, the Company amended the Plan to include a pre-tax savings provision in accordance with Section 401(k) of the Internal Revenue Code.

                       COOKIES USA, INC. AND SUBSIDIARY

  Under the Plan, eligible employees may contribute as much as 15% of compensation up to the federal statutory limit, with the Company matching 25% of the first 6% of compensation contributed by the employee. The Company's matching portion of the Plan contributions resulted in expense of $9,000 and $39,000 in fiscal years 1997 and 1998, respectively. During fiscal year 1996, no amounts were expensed for profit-sharing plan contributions.


9.   COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

  The Company has various operating lease commitments on both Company-operated and franchised store locations. These leases generally contain escalating rental payments and various provisions for contingent rental payments based on sales volume. Future minimum lease payments, including scheduled escalating rental payments, as of June 28, 1998 are as follows:

                                                                               SUBLEASES TO
                                                                 LEASES         FRANCHISES           NET
                                                              -------------  ----------------  ---------------
     Fiscal Year Ending June
              1999  ..........................................  $ 9,796,000       $ 7,071,000      $ 2,725,000
              2000  ..........................................    8,797,000         6,369,000        2,428,000
              2001  ..........................................    7,586,000         5,589,000        1,997,000
              2002  ..........................................    6,540,000         4,747,000        1,793,000
              2003  ..........................................    5,368,000         3,909,000        1,459,000
              Thereafter  ....................................    9,737,000         7,331,000        2,406,000
                                                                -----------       -----------      -----------
                                                                $47,824,000       $35,016,000      $12,808,000
                                                                ===========       ===========      ===========

  Operating leases with escalating payment terms, including those subleased to franchisees, are expensed on a straight-line basis over the life of the related lease.

  For the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, gross rent expense (including mall pass-through charges) was approximately $13,332,000, $14,135,000 and $13,593,000, while sublease income (including mall pass-through charges) was approximately $9,628,000, $10,533,000 and $10,571,000, respectively.


CAPITAL LEASES

  The Company leases various office equipment under capital lease agreements expiring on various dates through 2000. The Company's aggregate future obligation under these agreements, net of interest expense, is $62,000 as of June 29, 1997 and $36,000 as of June 28, 1998.

                       COOKIES USA, INC. AND SUBSIDIARY

LEASE GUARANTEES

  In connection with the sale of existing Company-operated stores to franchisees, the Company has guaranteed certain lease renewals to the prospective franchisee. If such leases are not obtained, then predetermined payments shall be made to the franchisees as follows:

                                                           NUMBER OF       AMOUNT OF
                                                        LEASE RENEWALS     GUARANTEE
                                                        ---------------  -------------
  Fiscal Year of Lease Expiration
     1999  .............................................          1           $ 75,000
     2000  .............................................          1             24,000
     2001  .............................................         --                 --
     2002  .............................................          1             60,000
                                                                              --------
                                                                              $159,000
                                                                              ========

  As of June 28, 1998, the Company has not recorded any liability with respect to these guarantees as these amounts represent loss contingencies which management believes are not probable.


PURCHASE COMMITMENTS

  The Company is committed to purchase certain raw materials from various suppliers over the next year at fixed prices. As of June 28, 1998, such purchase commitments totaled approximately $1,750,000.


EMPLOYMENT AGREEMENTS

  On December 10, 1993, the Company entered into annual renewable employment agreements with the founders of Great American Cookies ("Founders"), who are also directors of the Company. Under these employment agreements, each Founder receives a salary of $150,000 and a payment in connection with an agreement not to compete of $100,000 per year. Additionally, whether employed or not, each Founder is also entitled to receive an annual $100,000 bonus if Great American Cookies advances funds to Cookies USA to permit Cookies USA to pay interest on its subordinated notes. The Company's employment of the two Founders ended on December 7, 1995 and December 9, 1996. Under the above agreements, the Company made aggregate payments to the Founders of $564,000, $285,000 and $200,000, during the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively. As of June 30, 1996, June 29, 1997 and June 28, 1998,
$200,000 was due to the Founders and included in accrued liabilities in the accompanying consolidated balance sheets.

  The Company has entered into employment agreements with its Executive Vice President of Development, Vice President of Operations and Director of Production with terms of one to two years. The agreements are for an aggregate annual base salary of $355,000. The agreements have customary provisions for benefits and noncompetition.

                       COOKIES USA, INC. AND SUBSIDIARY

INCENTIVE AND SEVERANCE AGREEMENTS

  In connection with the Company's negotiations (see Note 15) with Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields"), the Company has entered into agreements with a number of employees incenting them to assist with the sale process and to stay until the closing of such sale. In addition, the Company has informed its home office employees of the severance payments to be paid to them in the event their employment is terminated without cause subsequent to the closing of the proposed sale. The aggregate amount of these incentives and severance payments, as well as any severance payments to employees with employment agreements, is $1,623,000. These amounts are conditional upon the closing of the sale and no amounts will be due or paid if a sale to Mrs. Fields does not occur.


LEGAL

  From time to time the Company is subject to claims and legal actions in the ordinary course of its business. Other than the matter discussed in Note 15, the Company is not a party to any material litigation and is not aware that any such litigation is threatened.


10.   INCOME TAXES

  Cookies USA and Great American Cookies file consolidated federal income tax returns. The following information has been determined based upon the provisions of SFAS 109 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998.

                                                                      FIFTY-TWO         FIFTY-TWO         FIFTY-TWO
                                                                     WEEK PERIOD       WEEK PERIOD       WEEK PERIOD
                                                                        ENDED             ENDED             ENDED
                                                                    JUNE 30, 1996     JUNE 29, 1997     JUNE 28, 1998
                                                                  -----------------  ----------------  ----------------
Income tax (benefit) provision:
Current:
     Federal....................................................         $     --            $     --          $     --
     State......................................................            48,000            107,000            97,000
                                                                         ---------           --------          --------
                                                                            48,000            107,000            97,000
  Deferred:
     Federal....................................................          (217,000)           131,000           386,000
     State......................................................           (25,000)            23,000            68,000
                                                                         ---------           --------          --------
                                                                          (242,000)           154,000           454,000
                                                                         ---------           --------          --------
        Total (benefit) provision for income taxes..............         $(194,000)          $261,000          $551,000
                                                                         =========           ========          ========

                       COOKIES USA, INC. AND SUBSIDIARY

  The differences between income taxes at the statutory federal and state income tax rates and the income tax expense reported in the statements of operations for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998 are as follows:


                                                                      FIFTY-TWO          FIFTY-TWO          FIFTY-TWO
                                                                     WEEK PERIOD        WEEK PERIOD        WEEK PERIOD
                                                                        ENDED              ENDED              ENDED
                                                                    JUNE 30, 1996      JUNE 29, 1997      JUNE 28, 1998
                                                                  -----------------  -----------------  -----------------
  Federal statutory tax rate  ....................................          (34.0)%              34.0%              34.0%
  State income taxes, net of federal benefit  ....................           (4.0)%               4.0%               4.0%
  Goodwill amortization and other  ...............................           25.5 %              15.8%             119.9%
                                                                           -------              -----              -----
                                                                            (12.5)%              53.8%             157.9%
                                                                           =======              =====              =====

  Deferred income tax assets are comprised of the following:

                                                                                      JUNE 29,          JUNE 28,
                                                                                        1997              1998
                                                                                  ----------------  ----------------
Current:
     NOL carryforward  ...........................................................      $  350,000        $  872,000
     Other  ......................................................................          42,000                --
                                                                                        ----------        ----------
                                                                                        $  392,000        $  872,000
                                                                                        ==========        ==========
  Non-current:
     NOL carryforward  ...........................................................      $1,079,000        $      --
     Depreciation  ...............................................................         841,000         1,191,000
     Other  ......................................................................         452,000           247,000
                                                                                        ----------        ----------
                                                                                        $2,372,000        $1,438,000
                                                                                        ==========        ==========

  As of June 28, 1998, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $2.2 million, which are scheduled to expire in varying amounts in the years 2009 to 2011. The Company's net operating loss carryforwards are limited under Section 382 of the Internal Revenue Code regarding changes in ownership.


11. PREFERRED STOCK

  In connection with Cookies USA's acquisition of Great American Cookies on December 10, 1993, Cookies USA issued $2.5 million of Junior Class A Preferred Stock and $750,000 of Junior Class B Preferred Stock. Additionally, Cookies USA issued $10.5 million of Senior Preferred Stock to the Founders of Great American Cookies in exchange for a portion of the stock of Great American Cookies ($3.5 million) and the assets of other entities owned by the Founders ($7.0 million). As Great American Cookies is a wholly owned subsidiary of Cookies USA and is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as dividends on such securities.

                       COOKIES USA, INC. AND SUBSIDIARY

  The 10,500 shares of $1.00 par Senior Preferred Stock issued by Cookies USA on December 10, 1993 are 6% cumulative convertible shares. A share of the Senior Preferred Stock is convertible at any time at the option of the holder into
1.1308 shares of Cookies USA Common Stock. The holders of Senior Preferred Stock are entitled to certain antidilution protections to maintain their percentage of ownership in Cookies USA. Accumulated dividends on the Senior Preferred Stock have priority over any dividends of "Junior Securities" (Junior Class A and Class B Preferred and Common Stock), but are subordinate to any debt payments of Cookies USA or the Company. Such preferred shares may be redeemed at any time for $1,000 per share plus accrued but unpaid dividends at the option of Cookies USA; however, all such shares not previously converted or redeemed shall be redeemed by payment in cash of $1,000 per share plus accrued but unpaid dividends on November 30, 2003. As of June 28, 1998, Cookies USA has accrued $2,869,000 for unpaid dividends due to the holders of the Senior Preferred Stock.

  The 2,500 shares of $1.00 par Junior Class A Preferred Stock and the 750 shares of $1.00 par Junior Class B Preferred Stock issued by Cookies USA are entitled to receive, when legally available and when declared, dividends at the rate of $50 per share per annum. Such shares may be redeemed by Cookies USA at any time for $1,000 per share plus all dividends accrued and unpaid; however, all such shares not previously redeemed shall be redeemed by payment of cash of $1,000 per share plus all accrued and unpaid dividends on the first business day of January 2004. The Junior Class A and B Preferred Stock have no conversion, preemptive, voting or subscription rights. As of June 28, 1998, Cookies USA has accrued $740,000 for unpaid dividends due to the holders of the Junior Class A and B Preferred Stock.

  Great American Cookies' debt covenants related to the senior secured notes limit the ability of Great American Cookies to pay dividends. Under the debt covenants, as outlined in the Indenture pursuant to which the Senior Secured Notes were issued, Great American Cookies may pay dividends if:

     (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof,

     (b) immediately after the dividend and after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional indebtedness under the provisions of the debt covenants, and

     (c) such dividend, together with the aggregate of all other "Restricted Payments" (as defined in the Indenture) made by Great American Cookies and its subsidiaries after the date of the Indenture, is less than the sum of (x) 50% of the Adjusted Consolidated Net Income of Great American Cookies for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of the Indenture to the end of Great American Cookies' most recently ended first quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by Great American Cookies from the issue or sale of Equity Interest of Great American Cookies (other than Equity Interests sold to a subsidiary of Great American Cookies and other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such Restricted Payment, plus (z) 100% of the net cash proceeds received by Great American Cookies from the issuance or sale, other than to a subsidiary of Great American Cookies, of any convertible or exchangeable debt security of Great American Cookies that has been converted or exchanged into equity interests of Great American Cookies pursuant to the terms thereof (other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such dividend. The foregoing limitations on Restricted Payments do not prohibit, among other items, payments to Cookies USA under the Tax Sharing Agreement, payments to Cookies USA to permit payments of current interest then due on the Subordinated Debt or for any other purpose provided that certain fixed coverage ratio tests have been achieved, or making other Restricted Payments in the aggregate amount not to exceed $1.5 million.

                       COOKIES USA, INC. AND SUBSIDIARY

12.  STOCK OPTION AGREEMENTS, WARRANTS AND OTHER STOCKHOLDERS'
     AGREEMENT

  As part of its acquisition of Great American Cookies, Cookies USA entered into Non-Qualified Stock Option Agreements (the "Stock Option Agreements") with the Founders. Under the Stock Option Agreements, each of the Founders is granted an option to purchase 5,600 shares of common stock of Cookies USA at an exercise price of $2.23 per share, which expires on December 10, 2003. The options will not be vested initially. The options will become vested at the rate of 20% per year for each fiscal year in which certain operating cash flow targets are achieved. Notwithstanding the foregoing, if Cookies USA's operating cash flow targets are achieved on a cumulative basis in subsequent years, then the options will be vested. As of June 28, 1998, none of the outstanding stock options were vested.

  If the employment with the Company of either of the Founders is terminated, each Founder will have the right to require Cookies USA to repurchase all of his shares of Common Stock, and all other securities of Cookies USA convertible into, exchangeable for or entitling the holder to acquire its Common Stock, at the appraised fair market value thereof. The purchase price will be paid with a subordinated note that will bear interest at 8% per annum until the fifth anniversary of the Stockholders Agreement dated December 10, 1993 and at the prime rate plus 2% thereafter. The note will be secured by the Common Stock purchased by Cookies USA and will be payable in equal installments on each of the sixth through the tenth anniversaries of the Stockholders Agreement. As of June 28, 1998, the employment of both of the Founders has been terminated and such Founders have not requested Cookies USA to repurchase their shares. At June 29, 1997 and June 28, 1998, the fair value of these options was de minimis.

  In connection with the issuance of the 10.875% senior secured notes payable (see Note 7), the Company issued 7,200 warrants to purchase common stock at a purchase price of $27.78 per warrant. The warrants expire on January 15, 2001 and have an exercise price of $0.01 per share subject to anti-dilution protection. Additionally, the warrants have certain rights related to the purchase of shares of common stock to a third party whereby the warrant holder may require the purchaser to purchase a determined number of warrants at the common stock purchase price less the exercise price per warrant. If the holders of at least 75% of the common stock agree to sell their shares to a third party, the warrants have certain obligations whereby the warrant holders may be required to sell their warrants for a price equal to the purchase price of the common stock less the exercise price per warrant.


13.   COMPANY AND FRANCHISED STORES

  As of June 30, 1996, June 29, 1997 and June 28, 1998 there were 115, 100 and 81 Company-operated outlets and 253, 263 and 279 franchised outlets in operation, respectively.

  During the fifty-two week period ended June 30, 1996, the Company earned initial license fees of $275,000 from the sale of 11 new in-line stores to franchisees. Additionally, the Company earned $21,000 from license transfer, upgrade and other fees.

  During the fifty-two week period ended June 29, 1997, the Company earned initial license fees of $300,000 from the sale of 12 new in-line stores to franchisees. Additionally, the Company earned $75,000 from license transfer, upgrade and other fees.

  During the fifty-two week period ended June 28, 1998, the Company earned initial license fees of $125,000 from the sale of five new in-line stores to franchisees. Additionally, the Company earned $13,000 from license transfer, upgrade and other fees.

                       COOKIES USA, INC. AND SUBSIDIARY

14.   RELATED-PARTY TRANSACTIONS

  The majority shareholders of the Common Stock of Cookies, USA, Inc. are affiliated with the holders of the $10 million of Subordinated Notes issued by Cookies USA. The holders of the Senior Preferred Stock of Cookies USA are also holders of some of the Common Stock of Cookies USA. The holders of the Junior Class A and B Preferred Stock of Cookies USA are also affiliated with the majority of the holders of the Common Stock of Cookies USA (see Note 11).

  A franchisee who owns eight franchise outlets is related to one of the Company's directors. During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company had sales of batter and supplies of approximately $497,000, $476,000 and $419,000, respectively, to this related party. The Company also received royalty revenues of approximately $202,000, $199,000 and $186,000 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively, from this franchisee. As of June 30, 1996, June 29, 1997 and June 28, 1998, this franchisee owed the Company approximately $91,000, $34,000 and $47,000, respectively.

  During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company expensed $250,000 for management services provided by TJC Management Corp. ("TJC"), an affiliate of the majority shareholder of Cookies USA. Under the agreement with TJC, these fees are not to exceed $300,000 per year. Amounts due to TJC as of June 30, 1996, June 29, 1997 and June 28, 1998 were $375,000, $188,000 and $63,000, respectively, and are included in accrued liabilities in the accompanying consolidated balance sheets.


15.   SUBSEQUENT EVENTS

  On August 24, 1998, Mrs. Fields' Original Cookies, Inc. a Delaware corporation ("Mrs. Fields"), acquired 100% of the capital stock and subordinated indebtedness of Cookies USA, Inc., for an aggregate purchase price of approximately $18.4 million, pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), dated as of August 13, 1998 among Mrs. Fields, Cookies USA, and the individuals and entities identified as sellers therein. Prior to August 24, 1998, Cookies USA owned 100% of the Company. Upon consummation of the purchase of Cookies USA, Mrs. Fields caused Cookies USA to be merged with and into Mrs. Fields, as a result of which the Company became a direct wholly owned subsidiary of Mrs. Fields. In related transactions, Mrs. Fields also consummated the purchase of all of the capital stock of two Great American franchisees, Deblan Corporation, a Delaware corporation ("Deblan"), and Chocolate Chip Cookies of Texas, Inc., a Texas corporation ("Chocolate Chip"), for aggregate consideration of approximately $15.0 million (including the repayment of approximately $0.6 million of debt). Upon consummation of the purchases of Deblan and Chocolate Chip, Mrs. Fields caused Deblan and Chocolate Chip to be merged with and into the Company. To facilitate these acquisitions Mrs. Fields used part of the proceeds of an offering of $40.0 million in aggregate principal amount of its Series C 10 1/8% Senior Notes, together with part of the contribution of the net proceeds of an offering of unit securities of its parent, Mrs. Fields' Holding Company, Inc. In accordance with the indenture, dated as of November 26, 1997, among Mrs. Fields, The Mrs. Fields' Brand, Inc., and The Bank of New York, as trustee, as amended, (as so amended, the "Indenture") under which the Senior Notes were issued, the Company became a guarantor of the Senior Notes and of an aggregate of $100 million of Series A and Series B 10 1/8% Senior Notes previously issued under the same indenture by Mrs. Fields. The Company also became a guarantor of amounts borrowed by Mrs. Fields under an amended and restated credit agreement (the "Credit Agreement"), dated as of February 28, 1998, between Mrs. Fields and LaSalle National Bank. Mrs. Fields also purchased eight stores from entities controlled by another Great American franchisee for a total purchase price of $1.75 million on September 9, 1998. The franchisee was also a holder of Cookies USA securities and a party to the Purchase Agreement. Also on August 24, 1998, the Company distributed all of its owned stores together with any and all related assets and liabilities) as a dividend to Mrs. Fields, and Mrs. Fields assume such stores (together with any and all related assets and liabilities) pursuant to an Assumption Agreement (the "Assumption Agreement"), dated as of August 24, 1998, between the Company and Mrs. Fields.

                       COOKIES USA, INC. AND SUBSIDIARY

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, the merger agreements between each of Deblan and Chocolate Chip, the Indenture, the First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, the Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, and the Credit Agreement, which are set forth as exhibits hereto.

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, to the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, and to the merger agreements between each of Deblan and Chocolate Chip and the Company, which are set forth as exhibits to this report.

  In connection with the contemplated acquisition of Cookies USA, the Company commenced a tender offer on August 17, 1998 for all of the outstanding $40.0 million in aggregate principal amount of Great American's 10 7/8% Senior Secured Notes due 2001 (the "Notes"). On August 24, 1998, the Company purchased approximately $33.5 million of the Notes that had been tendered through August 20, 1998 and an additional $5.4 million of the Notes that had been tendered through August 21, 1998. All remaining Notes outstanding were tendered as of the expiration of the tender offer at Midnight on September 14, 1998, and Mrs. Fields accepted and paid for the approximately $1.1 million of remaining Notes on September 16, 1998.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
 of Deblan Corporation
Houston, Texas


We have audited the accompanying Balance Sheets of Deblan Corporation as of December 31, 1996 and 1997 and the related Statements of Earnings, Shareholders' Equity and Cash Flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deblan Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.



WEINSTEIN SPIRA & COMPANY, P.C.
Houston, Texas
August 17,1998

                              DEBLAN CORPORATION

                                BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  DECEMBER 31,
                                                                        -----------------------------     JUNE 30,
                                                                            1996            1997            1998
                                                                        -------------  --------------  --------------
                                                                                                        (UNAUDITED)
                                    ASSETS
Current Assets:
 Cash and cash equivalents............................................         $  399          $  689         $  702
 Temporary investment.................................................             50              50             50
 Accounts receivable:
   Employees..........................................................             12              10             12
   Other..............................................................             12              18             11
 Inventory............................................................            161             145            180
 Prepaid expenses.....................................................              4               2             17
                                                                               ------          ------         ------
     Total Current Assets.............................................            638             914            972
                                                                               ------          ------         ------
Property and Equipment:
 Machinery and equipment..............................................          1,173           1,269          1,339
 Furniture and fixtures...............................................             62              75             81
 Leasehold improvements...............................................          1,531           1,721          1,721
 Transportation equipment.............................................             21              80             55
                                                                               ------          ------         ------
                                                                                2,787           3,145          3,196
 Less:  Accumulated depreciation and amortization.....................          1,319           1,417          1,520
                                                                               ------          ------         ------
   Net Property and Equipment.........................................          1,468           1,728          1,676
                                                                               ------          ------         ------
Deferred Federal Income Tax Asset.....................................              3               2             14
                                                                               ------          ------         ------
Goodwill, net of accumulated amortization of
 $7, $8 and $8, respectively..........................................             13              12             12
                                                                               ------          ------         ------
Intangibles, net of accumulated amortization of
 $317, $325 and $347, respectively....................................            275             285            263
                                                                               ------          ------         ------
Other Assets..........................................................            185             181            181
                                                                               ------          ------         ------
                                                                               $2,582          $3,122         $3,118
                                                                               ======          ======         ======



                      See notes to financial statements.

                              DEBLAN CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             DECEMBER 31,
                                                        ----------------------    JUNE 30,
                                                           1996        1997         1998
                                                        ----------  ----------  ------------
                                                                                 (UNAUDITED)
                       LIABILITIES

Current Liabilities:
 Current portion of long-term debt......................    $  278      $  291        $  244
 Accounts payable.......................................       212         232           335
 Accrued expenses.......................................       191         230           108
 Accrued payroll........................................       143         190           137
 Federal income tax payable.............................        95          44            44
                                                            ------      ------        ------
    Total Current Liabilities...........................       919         987           868
Long-Term Debt, net of current portion..................       299         479           362
                                                            ------      ------        ------
                                                             1,218       1,466         1,230
                                                            ------      ------        ------
Commitments and Contingencies

                   SHAREHOLDERS' EQUITY

Common Stock - $.10 par, 110,000 shares authorized,
 97,800 shares issued and outstanding...................        10          10            10
Additional Paid-In Capital..............................       104         104           104
Retained Earnings.......................................     1,250       1,542         1,774
                                                            ------      ------        ------
    Total Shareholders' Equity..........................     1,364       1,656         1,888
                                                            ------      ------        ------
                                                            $2,582      $3,122        $3,118
                                                            ======      ======        ======

                      See notes to financial statements.

                              DEBLAN CORPORATION

                            STATEMENTS OF EARNINGS
                            (DOLLARS IN THOUSANDS)


                                                                   FOR THE                FOR THE SIX
                                                                 YEAR ENDED               MONTHS ENDED
                                                                DECEMBER 31,                JUNE 30,
                                                        -----------------------------  -------------------
                                                          1995       1996      1997      1997       1998
                                                        --------   --------  --------  --------   --------
                                                                                            (UNAUDITED)
Revenues
 Store Sales........................................     $8,512     $8,572    $9,503     $4,342    $4,768
                                                         ------     ------    ------     ------    ------
Operating Costs and Expenses
 Selling and store occupancy costs..................      5,465      5,400     5,744      2,570     2,666
 Food cost of sales.................................      1,518      1,519     1,675        773       831
 General and administrative.........................        971      1,061     1,169        672       779
 Depreciation and amortization......................        266        237       255        138       142
                                                         ------     ------    ------     ------    ------
    Total operating costs and expenses..............      8,220      8,217     8,843      4,153     4,418
                                                         ------     ------    ------     ------    ------
Earnings From Operations............................        292        355       660        189       350
                                                         ------     ------    ------     ------    ------
Other Income (Expense)
 Interest income....................................         14         19        26         10        17
 Gain (loss) on disposition of
   property and equipment...........................       (124)        32      (147)        --        (4)
 Interest expense...................................       (109)       (79)      (73)       (32)      (34)
 Other..............................................         21         13        21         22        18
                                                         ------     ------    ------     ------    ------
                                                           (198)       (15)     (173)        --        (3)
                                                         ------     ------    ------     ------    ------
Earnings Before Income Tax..........................         94        340       487        189       347
                                                         ------     ------    ------     ------    ------

Federal and State Income Tax
 (Recovery)
   Current..........................................         52        145       194         82       127
   Deferred.........................................         (9)        (9)        1        (10)      (12)
                                                         ------     ------    ------     ------    ------
                                                             43        136       195         72       115
                                                         ------     ------    ------     ------    ------
Net Earnings........................................     $   51     $  204    $  292     $  117    $  232
                                                         ======     ======    ======     ======    ======

                      See notes to financial statements.

                              DEBLAN CORPORATION

                      STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, 1997 AND
              FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)



                                                            COMMON STOCK      ADDITIONAL
                                                         ------------------    PAID-IN    RETAINED
                                                          SHARES    AMOUNT     CAPITAL    EARNINGS    TOTAL
                                                         --------  --------   ---------  ----------  -------
Balance - December 31, 1994..........................     97,800     $  10      $104        $  995    $1,109
  Net Earnings.......................................         --        --        --            51        51
                                                          ------     -----      ----        ------    ------
Balance - December 31, 1995..........................     97,800        10       104         1,046     1,160
  Net Earnings.......................................         --        --        --           204       204
                                                          ------     -----      ----        ------    ------
Balance - December 31, 1996..........................     97,800        10       104         1,250     1,364
  Net Earnings.......................................         --        --        --           292       292
                                                          ------     -----      ----        ------    ------
Balance - December 31, 1997..........................     97,800        10       104         1,542     1,656
  Net Earnings (unaudited)...........................         --        --        --           232       232
                                                          ------     -----      ----        ------    ------
Balance - June 30, 1998 (unaudited)..................     97,800     $  10      $104        $1,774    $1,888
                                                          ======     =====      ====        ======    ======

                      See notes to financial statements.

                              DEBLAN CORPORATION

                           STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)


                                                                        FOR THE                            FOR THE SIX
                                                                       YEAR ENDED                          MONTHS ENDED
                                                                      DECEMBER 31,                           JUNE 30,
                                                          ---------------------------------------   --------------------------
                                                              1995          1996          1997          1997          1998
                                                          ------------  ------------  -----------   ------------  ------------
                                                                                                            (UNAUDITED)
Cash Flows From Operating Activities:
 Cash received from customers and
   employees............................................      $ 8,506       $ 8,563       $ 9,500       $ 4,348       $ 4,773
 Cash paid to vendors and employees.....................       (7,777)       (8,146)       (8,442)       (4,082)       (4,389)
 Interest paid..........................................         (109)          (79)          (73)          (32)          (34)
 Income tax paid........................................         (100)           (9)         (245)         (165)         (127)
 Interest received......................................           14            19            26            10            17
 Other income received..................................           21            13            21            22            18
                                                              -------       -------       -------       -------       -------
   Net Cash Provided by Operating
    Activities..........................................          555           361           787           101           258
                                                              -------       -------       -------       -------       -------
Cash Flows From Investing Activities:
 Purchase of property and equipment.....................         (282)         (203)         (685)         (348)          (78)
 Purchase of license agreement..........................           --           (59)          (75)          (50)           --
 Payment of store start-up costs........................           (5)          (13)          (36)          (21)           --
 Purchase of additional cash value of
   life insurance.......................................          (18)          (13)          (19)           (9)           (9)
 Proceeds from sale of property and
   equipment............................................           --           226           125            --             6
                                                              -------       -------       -------       -------       -------
   Net Cash Used in Investing
    Activities..........................................         (305)          (62)         (690)         (428)          (81)
                                                              -------       -------       -------       -------       -------
Cash Flows From Financing Activities:
 Proceeds from long-term financing......................          228            --           482           284            --
 Payment of debt........................................         (323)         (306)         (289)         (147)         (164)
                                                              -------       -------       -------       -------       -------
   Net Cash Provided by (Used in)
    Financing Activities................................          (95)         (306)          193           137          (164)
                                                              -------       -------       -------       -------       -------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................................          155            (7)          290          (190)           13
Cash and Cash Equivalents -
 Beginning of Period....................................          251           406           399           399           689
                                                              -------       -------       -------       -------       -------
Cash and Cash Equivalents -
 End of Period..........................................      $   406       $   399       $   689       $   209       $   702
                                                              =======       =======       =======       =======       =======

                      See notes to financial statements.

                              DEBLAN CORPORATION

                            (DOLLARS IN THOUSANDS)


                                                                          FOR THE                           FOR THE SIX
                                                                        YEAR ENDED                          MONTHS ENDED
                                                                       DECEMBER 31,                           JUNE 30,
                                                        -----------------------------------------    --------------------------
                                                            1995           1996           1997           1997          1998
                                                        -------------  -------------  -----------    ------------  ------------
                                                                                                              (UNAUDITED)
RECONCILIATION OF NET EARNINGS TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
Net earnings..........................................       $  51          $ 204          $ 292         $ 117         $ 232
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
   Depreciation and amortization......................         266            237            255           138           142
    (Gain) Loss on disposition of property and
     equipment........................................         124            (32)           147            --             4
    Deferred taxes (recovery).........................          (9)            (9)             1           (10)          (12)
    (Increase) Decrease in:
     Accounts receivable..............................          (5)            (9)            (4)            6             5
     Inventory........................................          25            (16)            16           (16)          (35)
     Prepaid expenses.................................          (2)             5              2           (11)          (15)
     Prepaid federal income tax.......................         (41)            41             --            --            --
     Deposits.........................................           4              9             23             7             9
     Accounts payable.................................          66           (109)            20            37           103
     Accrued expenses.................................          84            (55)            86           (82)         (175)
     Federal income tax payable.......................          (8)            95            (51)          (85)           --
                                                             -----          -----          -----         -----         -----
NET CASH PROVIDED BY OPERATING ACTIVITIES.............       $ 555          $ 361          $ 787         $ 101         $ 258
                                                             =====          =====          =====         =====         =====

                      See notes to financial statements.

                              DEBLAN CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


1.   ACCOUNTING POLICIES

     Doing business as The Great American Chocolate Chip Cookie Company, the Company operated twenty-three franchise locations at December 31, 1995, 1996 and 1997 and June 30, 1998, in various Texas, Louisiana, Colorado and Florida shopping malls. The Company maintains its accounts on the accrual method of accounting in accordance with generally accepted accounting principles. Accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations and cash flows are summarized below:


REVENUE RECOGNITION

     Revenue is recognized at the time sales are made.


CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At all balance sheet dates, the Company had deposits in excess of federally insured limits.


INVENTORY

     Inventory consists of packaging materials, beverages and baking ingredients for use in the ordinary course of business. All inventory is valued at the lower of cost (first-in, first-out method) or market.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line and accelerated methods over the following estimated useful lives:

          Machinery and equipment       5-7 years
          Furniture and fixtures        5-7 years
          Leasehold improvements      10-20 years
          Transportation equipment        5 years


TEMPORARY INVESTMENT

     Temporary investment includes certificates of deposit with an original maturity of greater than three months.

FEDERAL AND STATE INCOME TAX

     Federal and state income tax is provided at current prevailing rates.

     The Company records deferred tax liabilities and assets for the anticipated future tax effects of temporary differences that arise as a result of differences in the carrying amounts and tax bases of assets and liabilities.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


LICENSES

     Fees paid in connection with obtaining operating licenses are amortized over the life of the license, ranging from 60 months to 360 months.


INTANGIBLES

     Intangibles consist of organization and store start-up costs which are amortized over a 60-month period, and store license fees which are amortized over periods ranging from 60 months to 360 months. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5 which requires store start-up expenses to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998.


GOODWILL

     Goodwill represents the excess of cost over book value of assets acquired. The Company amortizes goodwill using the straight-line method over twenty years.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


UNAUDITED INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited interim financial statements for the six months ended June 30, 1997 and 1998, presented herein, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations, shareholders' equity and cash flows for the interim period. The results of operations and cash flows for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results which would be expected for a full year.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)



LONG-LIVED ASSETS

     The Company assesses and measures for impairment of all long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the store level which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of December 31, 1996, December 31, 1997 and June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.


RECENT ACCOUNTING PRONOUNCEMENTS

     The Company has not yet adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income." The Statement will be effective for the fiscal year 1998. It establishes standards for reporting and displaying of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     The Company has not yet adopted Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Statement will be effective for the fiscal year 1998. It establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In the initial year of application, comparative information for earlier years is to be restated.

     The Company believes that adoption of these Statements will not have a material impact on its financial condition, results of operations or cash flows.


RECLASSIFICATIONS

     Certain reclassifications have been made in the prior years' financial statements to conform with the presentation as of June 30, 1998.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)



2.  INTANGIBLES

     Intangibles consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                    ----------------------------    JUNE 30,
                                                                        1996           1997           1998
                                                                    -------------  -------------  -------------
                                                                                                   (UNAUDITED)
License fees (net of accumulated
 amortization of $263, $270
 and $285, respectively).....................................          $ 243          $ 237         $ 222
Organization and store start-up costs
 (net of accumulated amortization of
 $54, $55 and $62, respectively).............................             32             48            41
                                                                       -----          -----         -----
                                                                       $ 275          $ 285         $ 263
                                                                       =====          =====         =====

3.   OTHER ASSETS

      Other assets consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                  ----------------------------    JUNE 30,
                                                                      1996           1997           1998
                                                                  -------------  -------------  -------------
                                                                                                (UNAUDITED)
Cash value of officer's life insurance.......................          $  82          $ 101         $ 110
Deposits.....................................................            103             80            71
                                                                       -----          -----         -----
                                                                       $ 185          $ 181         $ 181
                                                                       =====          =====         =====

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


4.   FEDERAL INCOME TAXES

     Differences between the effective tax rate and the statutory federal tax rate are as follows (in thousands):

                                                                         FOR THE                       FOR THE SIX
                                                                       YEAR ENDED                     MONTHS ENDED
                                                                      DECEMBER 31,                      JUNE 30,
                                                           -----------------------------------   ------------------------
                                                              1995         1996         1997        1997         1998
                                                           -----------  -----------  ---------   -----------  -----------
                                                                                                 (UNAUDITED)
Federal income tax expense at the statutory rate.........       $  32        $ 116        $ 166       $  64        $ 118
Increase (Decrease) in:
State income taxes, net of income tax benefit............           6            4            5           2            1
Officer's life insurance and other
 nondeductible expenses..................................          17           20           23           7            4
Surtax exemption.........................................         (12)
Other....................................................          --           (4)           1          (1)          (8)
                                                                -----        -----        -----       -----        -----
                                                                $  43        $ 136        $ 195       $  72        $ 115
                                                                =====        =====        =====       =====        =====

     The net deferred federal income tax asset results from differences in depreciation between tax reporting and financial statement reporting, as follows (in thousands):

                                                     DECEMBER 31,
                                               -----------------------    JUNE 30,
                                                   1996        1997         1998
                                               -----------  ----------   -----------
                                                                         (UNAUDITED)
Accumulated depreciation...................       $   3       $   2        $  14
                                                  =====       =====        =====

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


5.   NOTES PAYABLE

     Notes payable are as follows (in thousands):

                                                                                      DECEMBER 31,          JUNE 30,
                                                                              --------------------------  ------------
                                                                                  1996          1997          1998
                                                                              ------------  ------------  ------------
                                                                                                          (UNAUDITED)
Notes payable - bank, bearing interest at bank prime plus 1%, secured by certificate of deposit, equipment, leasehold improvements, assignment of life insurance, common stock and guaranty of majority shareholder, due in aggregate monthly installments of $6.6, including
  interest, maturing in 1998............................................      $    98       $    27       $     --




Notes payable - bank, bearing interest at bank prime plus .5%, secured by certificate of deposit, equipment, leasehold improvements, assignment of life insurance, common stock and guaranty of majority shareholder, due in aggregate monthly installments of $26.5,
  including interest, maturing in various years through 2002............          465           686            561




Notes payable - bearing interest at 8.5% to 8.6%, secured by transportation equipment, due in aggregate monthly installments of
  $1.8, including interest, maturing in various years through 2002......           14            57            45
                                                                              -------      --------      --------
                                                                                  577           770           606
Less:   Current maturities..............................................          278           291           244
                                                                              -------      --------      --------
                                                                              $   299      $    479      $    362
                                                                              =======      ========      ========

  The following is a schedule of future minimum principal payments on debt (in thousands):

           FOR THE YEAR ENDING
              DECEMBER 31,                                                                                AMOUNT
           -------------------                                                                           --------
                  1998............................................................................          $291
                  1999............................................................................           210
                  2000............................................................................           113
                  2001............................................................................           124
                  2002............................................................................            32
                                                                                                            ----
                                                                                                            $770
                                                                                                            ====

     In connection with the notes payable-bank, the Company has entered into a loan agreement which contains certain restrictive covenants, including maintenance of certain financial ratios, and limitations on borrowings, capital expenditures, loans, sale of assets, dividend payments and executive compensation. At December 31, 1996, December 31, 1997 and June 30, 1998, the Company was in compliance with the covenants or had obtained waivers for those covenants for the succeeding 12 months for which it was not in compliance.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)



6.   OPERATING LEASES

     The Company leases facilities at various locations from unrelated third parties. The facility leases expire in years ranging from 1998 through 2005.

     Rent expense is composed of the following items (in thousands):

                                                                     FOR THE                       FOR THE SIX
                                                                   YEAR ENDED                      MONTHS ENDED
                                                                    DECEMBER 31,                     JUNE 30,
                                                      -------------------------------------  -------------------------
                                                         1995         1996         1997          1997         1998
                                                      -----------  -----------  -----------  ------------  -----------
                                                                                             (UNAUDITED)
Facilities..........................................  $       997  $       908  $       953  $       478   $       478
Equipment...........................................           20           18            8            5             2
Contingent rents....................................           78          101          162           54            54
                                                      -----------  -----------  -----------  -----------   -----------
                                                      $     1,095  $     1,027  $     1,123  $       537   $       534
                                                      ===========  ===========  ===========  ===========   ===========

     The following is a schedule of future minimum rental payments (in thousands):

               FOR THE YEAR ENDING
                   DECEMBER 31,                                               FACILITIES       EQUIPMENT        TOTAL
              ---------------------                                          ------------     -----------      -------
                    1998...............................................      $     805        $     2         $  807
                    1999...............................................            726             --            726
                    2000...............................................            624             --            624
                    2001...............................................            529             --            529
                    2002...............................................            477             --            477
                    Thereafter.........................................          1,305             --          1,305
                                                                             ---------        -------         ------
                                                                             $   4,466        $     2         $4,468
                                                                             =========        =======         ======


7.   PROFIT SHARING PLAN

     The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code for all eligible employees. All eligible employees are permitted to defer compensation up to the maximum percentage of annual compensation allowed by the Internal Revenue Code. The plan provides for a matching 50% contribution and a discretionary contribution by the Company. The Company provided contributions of $40,560, $49,974 and $77,877 for the years ended December 31, 1995, 1996 and 1997, and $14,470 and $25,211 for the six months ended June 30, 1997 and 1998, respectively.


8.   COMMITMENTS

     The Company is required to pay its franchisor seven percent of revenues as a franchise fee.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)



9.   CORPORATE REGISTRATION

     In a corporate reorganization in February, 1997, the par value of the common stock was changed from $1.00 to $.10, followed by a 150-to-1 stock split which increased the number of issued shares to 97,800. Additionally, the number of shares authorized was increased to 110,000. The financial statements presented have been restated to reflect the stock split. Common stock was increased $3,000, and retained earnings were reduced $3,000.


10.  REDEMPTION AGREEMENT

     The shareholders of the Company entered into a stock redemption agreement with the Company in March, 1997. The following is a brief overview of the general terms:

     Upon the death of the majority shareholder, the Company is obligated to purchase his stock (87,300 shares at December 31, 1997). The price per share shall be the greater of the proceeds from the redemption of life insurance or the value of the stock as stipulated by the shareholders, annually. The initial value stipulated in March, 1997 was $22.75 per share. The Company owns and is beneficiary of life insurance in the amount of $1,500,000 on the life of the majority shareholder, the proceeds of which may be used toward this redemption.

     Upon the death of the other shareholders, the Company is obligated to purchase the stock at the above described stipulated value.


11.  SUBSEQUENT EVENT

     Subsequent to year end, the shareholders of the Company agreed to sell their shares to Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields") subject to certain events, including Mrs. Fields obtaining financing through a private placement of debt securities.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Chocolate Chip Cookies of Texas, Inc.:

We have audited the accompanying balance sheets of Chocolate Chip Cookies of Texas, Inc. (a Texas corporation) as of September 30, 1996 and 1997, and the related statements of operations, stockholder's equity and cash flows for the years ended September 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chocolate Chip Cookies of Texas, Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for the years ended September 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  July 22, 1998

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                BALANCE SHEETS
                                (IN THOUSANDS)


                                    ASSETS
                                    ------

                                                                        SEPTEMBER 30,      SEPTEMBER 30,        JUNE 30,
                                                                            1996               1997               1998
                                                                      -----------------  -----------------  -----------------
                                                                                                               (UNAUDITED)
CURRENT ASSETS:
 Cash..........................................................       $       161        $        66        $       173
 Accounts receivable...........................................                --                 --                  2
 Inventories...................................................                21                 22                 34
 Prepaid assets................................................                 4                  1                 20
                                                                      -----------        -----------        -----------
       Total current assets....................................               186                 89                229
                                                                      -----------        -----------        -----------


PROPERTY AND EQUIPMENT, at cost:
 Leasehold improvements........................................               353                494                496
 Equipment and fixtures........................................               150                168                168
 Vehicles......................................................                26                 26                 26
                                                                      -----------        -----------        -----------
                                                                              529                688                690

 Less accumulated depreciation and amortization................              (377)              (408)              (435)
                                                                      -----------        -----------        -----------
       Net property and equipment..............................               152                280                255
                                                                      -----------        -----------        -----------
OTHER ASSETS:
 Deposits......................................................                --                 --                 13

 Intangibles, net of accumulated amortization
   of $216, $245 and $257, respectively........................                47                 43                 31
                                                                      -----------        -----------        -----------

       Total other assets......................................                47                 43                 44
                                                                      -----------        -----------        -----------

                                                                                2                  3                  1
DEFERRED TAX ASSET.............................................       -----------        -----------        -----------


       Total assets............................................       $       387        $       415        $       529
                                                                      ===========        ===========        ===========

                The accompanying notes to financial statements
                 are an integral part of these balance sheets

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                     LIABILITIES AND STOCKHOLDER'S EQUITY
                     ------------------------------------

                                                                       SEPTEMBER 30,     SEPTEMBER 30,        JUNE 30,
                                                                            1996              1997              1998
                                                                      ----------------  ----------------  ----------------
                                                                                                            (UNAUDITED)
CURRENT LIABILITIES:
 Current portion of long-term debt.............................         $     31         $      33        $       --
 Accounts payable..............................................               73                73                50
 Accrued salaries..............................................               33                43                94
 Accrued liabilities...........................................               18                45                50
 Deferred rent expense.........................................               22                31                34
 Income taxes payable..........................................               12                15                57
                                                                        --------         ----------       ----------
       Total current liabilities...............................              189               240               285
                                                                        --------         ----------       ----------
LONG-TERM DEBT, net of current portion.........................               81                47                --
                                                                        --------         ----------       ----------
       Total liabilities.......................................              270               287               285
                                                                        --------         ----------       ----------

COMMITMENTS (Note 6)

STOCKHOLDER'S EQUITY:
 Common stock, $1 par value; 1,000,000 shares authorized
 and 250 shares outstanding....................................               --                --                --

 Treasury stock, 750 shares at cost............................             (216)             (216)             (216)
 Retained earnings.............................................              333               344               460
                                                                        --------         ----------       ----------
 Total stockholder's equity....................................              117               128               244
                                                                        --------         ----------       ----------

       Total liabilities and stockholder's equity..............         $    387         $     415        $      529
                                                                        =========        =========        ==========

                The accompanying notes to financial statements
                 are an integral part of these balance sheets.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                           STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                                                                                  NINE MONTHS   NINE MONTHS
                                                   YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED         ENDED
                                                  SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                                      1995             1996           1997            1997          1998
                                                  -------------   -------------   -------------   -----------   -----------
                                                                                                  (UNAUDITED)   (UNAUDITED)
NET STORE SALES............................            $2,168          $2,321          $2,650         $1,962        $2,266
                                                       ------          ------          ------         ------        ------

OPERATING COSTS:
 Selling and store occupancy costs.........             1,197           1,234           1,373          1,005         1,101
 Food cost of sales........................               504             603             634            472           531
 General and administrative................               352             363             565            424           429
 Depreciation and amortization.............                48              49              60             41            39
                                                       ------          ------          ------         ------        ------

      Total operating costs and expenses...             2,101           2,249           2,632          1,942         2,100
                                                       ------          ------          ------         ------        ------

       Income from operations..............                67              72              18             20           166
                                                       ------          ------          ------         ------        ------

OTHER INCOME/(EXPENSE):
 Interest expense..........................               (21)            (11)             (8)            (6)           (4)
 Interest income...........................                 4               3               6              4             4
                                                       ------          ------          ------         ------        ------

      Income before provision for
        income taxes.......................                50              64              16             18           166

PROVISION FOR INCOME TAXES.................                12              12               5              6            50
                                                       ------          ------          ------         ------        ------

NET INCOME.................................            $   38          $   52          $   11         $   12        $  116
                                                       ======          ======          ======         ======        ======

                The accompanying notes to financial statements
                   are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                      STATEMENTS OF STOCKHOLDER'S EQUITY
                                (IN THOUSANDS)

                                               COMMON STOCK   TREASURY STOCK   RETAINED
                                              --------------  ---------------
                                              SHARES  AMOUNT  SHARES  AMOUNT   EARNINGS  TOTAL
                                              ------  ------  ------  -------  --------  -----
BALANCE, SEPTEMBER 30, 1994............         250   $  --     750    $(216)    $243     $ 27
 Net income............................          --       --     --       --       38       38
                                                ---   ------    ---    -----     ----     ----
BALANCE, SEPTEMBER 30, 1995............         250       --    750     (216)     281       65
 Net income............................          --       --     --       --       52       52
                                                ---   ------    ---    -----     ----     ----
BALANCE, SEPTEMBER 30, 1996............         250       --    750     (216)     333      117
 Net income............................          --       --     --       --       11       11
                                                ---   ------    ---    -----     ----     ----
BALANCE, SEPTEMBER 30, 1997............         250       --    750     (216)     344      128
 Net income (unaudited)................          --       --     --       --      116      116
                                                ---   ------    ---    -----     ----     ----
BALANCE, JUNE 30, 1998 (unaudited).....         250   $  --     750    $(216)    $460     $244
                                                ===   ======    ===    =====     ====     ====

                The accompanying notes to financial statements
                   are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                          INCREASE (DECREASE) IN CASH

                                                                                                  NINE MONTHS   NINE MONTHS
                                                   YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED         ENDED
                                                  SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                                      1995             1996           1997            1997          1998
                                                  -------------   -------------   -------------   -----------   -----------
                                                                                                  (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                         $  38            $  52          $  11           $  12         $ 116
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Depreciation and amortization............           48               49             60              41            39
     Changes in assets and liabilities:
      Accounts receivable.....................           --               --             --              --            (2)
      Inventories.............................          (11)               9             (1)            (13)          (12)
      Prepaid assets..........................           (7)               3              3               4           (19)
      Deposits................................           --               --             --              --           (13)
      Deferred tax asset......................           (1)               1             (1)             (2)            2
      Accounts payable........................           --              (10)            --               4           (23)
      Income taxes payable....................          (20)               7              3               4            42
      Accrued liabilities, salaries and
        deferred rent expense.................           28                4             46             121            59
                                                      -----            -----          -----           -----         -----

        Net cash provided by operating
         Activities...........................           75              115            121             171           189
                                                      -----            -----          -----           -----         -----

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment......         (143)             (10)          (159)            (69)           (2)
   Amounts paid for non-compete agreements....          (63)              --             --              --            --
   Amounts paid for franchise agreements......          (25)              --            (25)            (26)           --
                                                      -----            -----          -----           -----         -----

        Net cash used in investing
         activities...........................         (231)             (10)          (184)            (95)           (2)
                                                      -----            -----          -----           -----         -----

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of debt.............          160               --             --              --            --
   Principal payments on debt.................          (21)             (27)           (32)            (24)          (80)
                                                      -----            -----          -----           -----         -----

        Net cash provided by (used in)
         financing activities.................          139              (27)           (32)            (24)          (80)
                                                      -----            -----          -----           -----         -----

NET (DECREASE) INCREASE IN CASH...............          (17)              78            (95)             52           107
CASH, beginning of period.....................          100               83            161             161            66
                                                      -----            -----          -----           -----         -----

CASH, end of period...........................        $  83            $ 161          $  66           $ 213         $ 173
                                                      =====            =====          =====           =====         =====

                The accompanying notes to financial statements
                   are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                (IN THOUSANDS)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid for interest was approximately $21, $11, $8, $6 (unaudited) and $4 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.

     Cash paid for income taxes was approximately $17, $2, $1, $1 (unaudited) and $1 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.




                The accompanying notes to financial statements
                   are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


1.   DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

     Chocolate Chip Cookies of Texas, Inc. (the "Company"), a Texas corporation, was incorporated in 1981. The Company operates retail stores which sell freshly baked cookies and other food products. The Company's stores are franchised from Great American Cookie Company, Inc. ("GACC"). As of June 30, 1998, the Company owned and operated six stores, of which five are located in Texas and one in Louisiana.

     The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the first fiscal quarter. Because the Company's stores are all located in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Company's sales are derived from products purchased from GACC.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, accounts payable and debt instruments. The carrying value of those instruments reported in the balance sheets are considered to estimate their respective fair values due to the short-term nature of such instruments and the current interest rate environment.


INVENTORIES

     Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment, fixtures and vehicles range from five to ten years.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


INTANGIBLES

     Intangibles primarily consist of franchise fees paid to GACC and amounts paid for non-compete agreements between the Company and various other parties. Intangibles are being amortized on a straight-line basis over the lives of the agreements, which are generally ten years for franchise agreements and three years for non-compete agreements.


INCOME TAXES

     The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.


REVENUE RECOGNITION

     Revenues generated from the Company's stores are recognized at the point of sale.


SOURCES OF SUPPLY

     The Company currently buys a significant amount of its food products and supplies from GACC and an unrelated supplier. In accordance with the franchise agreement, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.


LONG-LIVED ASSETS

     The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


RECENT ACCOUNTING PRONOUNCEMENTS

     During the nine months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect that these statements will have a significant impact on its financial statements.


INTERIM FINANCIAL STATEMENTS

     The financial statements as of and for the nine months ended June 30, 1998, and for the nine months ended June 30, 1997, are unaudited. In the opinion of management, these financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. These interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.


3.   INVENTORIES

     The Company's inventories consist of the following as of September 30, 1996 and 1997 and June 30, 1998:

                                                   SEPTEMBER 30,    SEPTEMBER 30,      JUNE 30,
                                                       1996             1997             1998
                                                  ---------------  ---------------   -----------
                                                                                     (UNAUDITED)
          Food...................................      $12,000           $13,000        $23,000
          Beverages..............................        3,000             3,000          4,000
          Supplies...............................        6,000             6,000          7,000
                                                       -------           -------        -------
                                                       $21,000           $22,000        $34,000
                                                       =======           =======        =======


4.   LONG-TERM DEBT

     As of September 30, 1996 and September 30, 1997, long-term debt consisted of a promissory note payable to Wells Fargo Bank secured by the property and equipment of the Company. The note was originally issued by the Company on October 17, 1994 with a variable interest rate equal to the prime rate. As of September 30, 1997 the interest rate on the note was 8.50%. During April 1998, the note was paid in full.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


5.   INCOME TAXES

     The components of the provision for income taxes for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998 are as follows:

                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                                 1995             1996           1997            1997          1998
                                             -------------   -------------   -------------   -----------   -----------
                                                                                             (UNAUDITED)   (UNAUDITED)
       Federal:
          Current.....................         $  11,000        $  11,000        $  5,000      $  8,000     $  44,000
          Deferred....................            (1,000)             --           (1,000)       (2,000)        2,000

       State:
         Current......................             2,000            1,000           1,000           --          4,000
                                               ---------        ---------        --------      --------     ---------
       Total..........................         $  12,000        $  12,000        $  5,000      $  6,000     $  50,000
                                               =========        =========        ========      ========     =========

     The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are as follows for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998:

                                                                                             NINE MONTHS   NINE MONTHS
                                              YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED         ENDED
                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                                 1995             1996           1997            1997          1998
                                             -------------   -------------   -------------   -----------   -----------
                                                                                             (UNAUDITED)   (UNAUDITED)
 Federal statutory rate..............              15%              15%             15%            15%          30%
 State franchise taxes...............               4                2               6              -            2
 Other...............................               5                2              10             18           (2)
                                                 ----             ----            ----           ----         ----
                                                   24%              19%             31%            33%          30%
                                                 ====             ====            ====           ====         ====

     The significant components of the Company's deferred income tax assets and liabilities at September 30, 1996 and 1997 and June 30, 1998 are as follows:

                                                                      SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                          1995             1996           1997
                                                                      -------------   -------------   -------------
                                                                                                       (UNAUDITED)
       Deferred income tax assets:
        Deferred rent expense...................................         $  3,000        $   5,000       $  10,000
        Amortization of non-compete
          agreements and franchise agreements...................            6,000            9,000          20,000
                                                                         --------        ---------       ---------
            Total deferred income tax assets....................            9,000           14,000          30,000
       Deferred income tax liabilities:
        Accumulated depreciation................................           (7,000)         (11,000)        (29,000)
                                                                         --------        ---------       ---------

       Net deferred income tax assets...........................         $  2,000        $   3,000       $   1,000
                                                                         ========        =========       =========

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


6.   RELATED-PARTY TRANSACTIONS

RELATED-PARTY OPERATING LEASES

     The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of September 30, 1997 are as follows:

          YEAR ENDING SEPTEMBER 30,
          -------------------------
                 1998...................................................................................  $  185,000
                 1999...................................................................................     185,000
                 2000...................................................................................     192,000
                 2001...................................................................................     193,000
                 2002...................................................................................     166,000
           Thereafter...................................................................................     326,000
                                                                                                          ----------
                                                                                                          $1,247,000
                                                                                                          ==========

     Each of these leases provides for contingent rentals based on gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998 was approximately $280,000, $299,000, $335,000, $239,000 (unaudited) and $219,000
(unaudited), respectively.


FRANCHISE ROYALTIES

     The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company incurred approximately $152,000, $163,000, $185,000, $132,000
(unaudited) and $158,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying statements of operations. As of September 30, 1996 and 1997 and June 30, 1998, approximately $13,000, $15,000 and $17,000 (unaudited), respectively, in franchise royalties were payable to GACC.


INVENTORY

     The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventories from GACC. During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company purchased approximately $311,000, $348,000, $387,000, $298,000
(unaudited) and $327,000 (unaudited), respectively, in inventories from GACC. As of September 30, 1996 and 1997 and June 30, 1998, approximately $12,000, $14,000 and $15,000 (unaudited), respectively, were payable to GACC related to inventory purchases.


7.   SUBSEQUENT EVENT

     On August 24, 1998, the Company sold 100 percent of its common stock to Mrs. Fields' Original Cookies, Inc.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Combined Karp Entities:

We have audited the accompanying combined balance sheets of the Combined Karp Entities (the "Company") identified in Note 1 as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Karp Entities as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Salt Lake City, Utah
October 6, 1998

                          THE COMBINED KARP ENTITIES

                            COMBINED BALANCE SHEETS
                                (in thousands)


                                    ASSETS
                                    ------

                                                                      DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                                          1996             1997            1998
                                                                      ------------     ------------      ----------
                                                                                                         (UNAUDITED)
CURRENT ASSETS:
 Cash..............................................................      $     179         $     176       $     98
 Inventories.......................................................             57                54             62
 Prepaid assets....................................................             42                34             31
                                                                      ------------     -------------     ----------
         Total current assets......................................            278               264            191
                                                                      ------------     -------------     ----------
PROPERTY AND EQUIPMENT, at cost:
 Leasehold improvements............................................            803               803            803
 Equipment and fixtures............................................            460               460            462
                                                                      ------------     -------------     ----------
                                                                             1,263             1,263          1,265
 Less accumulated depreciation.....................................           (617)             (718)          (768)
                                                                      ------------     -------------     ----------
         Net property and equipment................................            646               545            497
                                                                      ------------     -------------     ----------
OTHER ASSETS:
 Deposits..........................................................             42                37             35
 Intangibles, net of accumulated amortization
   of $159, $179 and $191, respectively..............................          136               121            111
                                                                      ------------     -------------     ----------
         Total other assets........................................            178               158            146
                                                                      ------------     -------------     ----------
NON-CURRENT DEFERRED TAX ASSET.....................................              8                20             23
                                                                      ------------     -------------     ----------
         Total assets..............................................      $   1,110         $     987       $    857
                                                                      ============     =============     ==========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets

                          THE COMBINED KARP ENTITIES

                                (IN THOUSANDS)


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                     DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                                         1996            1997           1998
                                                                     ------------    ------------    -----------
                                                                                                     (UNAUDITED)
CURRENT LIABILITIES:
 Accounts payable.................................................      $      39       $      95      $      63
 Accrued salaries.................................................             55              52             42
 Accrued liabilities..............................................            123             121            107
 Income taxes payable.............................................            128             142            147
                                                                     ------------    ------------    -----------
         Total current liabilities................................            345             410            359
                                                                     ------------    ------------    -----------
RELATED-PARTY PAYABLES............................................             23              23             23
                                                                     ------------    ------------    -----------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
 Common stock (Note 5)............................................             90              90             90
 Additional paid-in capital.......................................          1,324           1,452          1,536
 Accumulated deficit..............................................           (672)           (988)        (1,151)
                                                                     ------------    ------------    -----------
         Total stockholders' equity...............................            742             554            475
                                                                     ------------    ------------    -----------
         Total liabilities and stockholders' equity...............      $   1,110       $     987      $     857
                                                                     ============    ============    ===========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets

                          THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                                                                                  SIX MONTHS     SIX MONTHS
                                                   YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED          ENDED
                                                  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,      JUNE 30,       JUNE 30,
                                                      1995            1996            1997            1997           1998
                                                  ------------    ------------    ------------    -----------    ------------
                                                                                                  (UNAUDITED)    (UNAUDITED)
NET STORE SALES................................      $   2,342       $   2,445       $   2,500      $   1,144      $   1,181
                                                  ------------    ------------    ------------    -----------    -----------
OPERATING COSTS:
 Food cost of sales............................            614             668             683            336            339
 Selling and store occupancy costs.............          1,421           1,488           1,635            788            744
 General and administrative....................            192             199             238            101            114
 Depreciation and amortization.................            104             127             121             59             62
                                                  ------------    ------------    ------------    -----------    -----------
     Total operating costs.....................          2,331           2,482           2,677          1,284          1,259
                                                  ------------    ------------    ------------    -----------    -----------
       Income (loss) from operations...........             11             (37)           (177)          (140)           (78)
 INTEREST EXPENSE..............................            (54)            (30)            (18)            (9)            (7)
                                                  ------------    ------------    ------------    -----------    -----------
     Loss before provision for income taxes                (43)            (67)           (195)          (149)           (85)
PROVISION FOR INCOME TAXES.....................            (26)            (19)            (15)            (4)            (6)
                                                  ------------    ------------    ------------    -----------    -----------
NET LOSS.......................................      $     (69)      $     (86)      $    (210)     $    (153)     $     (91)
                                                  ============    ============    ============    ===========    ===========


            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets

                           THE COMBINED KARP ENTITIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                         ADDITIONAL        ACCUMULATED
                                                       COMMON STOCK    PAID-IN CAPITAL       DEFICIT            TOTAL
                                                      --------------   ---------------    -------------      -------------
BALANCE, DECEMBER 31, 1994....................           $    90           $   398          $   (13)          $   475
 Distributions................................                --                --             (137)             (137)
 Net loss.....................................                --                --              (69)              (69)
                                                      --------------   ---------------    -------------      -------------
BALANCE, DECEMBER 31, 1995....................                90               398             (219)              269
 Distributions................................                --                --             (367)             (367)
 Capital contributions........................                --               926               --               926
 Net loss.....................................                --                --              (86)              (86)
                                                      --------------   ---------------    -------------      -------------
BALANCE, DECEMBER 31, 1996....................                90             1,324             (672)              742
 Distributions................................                --                --             (106)             (106)
 Capital contributions........................                --               128               --               128
 Net loss.....................................                --                --             (210)             (210)
                                                      --------------   ---------------    -------------      -------------
BALANCE, DECEMBER 31, 1997....................                90             1,452             (988)              554
 Distributions (unaudited)....................                --                --              (72)              (72)
 Capital contributions (unaudited)............                --                84               --                84
 Net loss (unaudited).........................                --                --              (91)              (91)
                                                      --------------   ---------------    -------------      -------------
BALANCE, JUNE 30, 1998 (unaudited)............           $    90           $ 1,536          $(1,151)          $   475
                                                      ==============   ===============    =============      =============

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                          INCREASE (DECREASE) IN CASH

                                                                                                   SIX MONTHS     SIX MONTHS
                                                    YEAR ENDED      YEAR ENDED      YEAR ENDED       ENDED          ENDED
                                                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     JUNE 30,       JUNE 30,
                                                       1995            1996            1997           1997           1998
                                                    -----------     -----------     -----------    -----------    -----------
                                                                                                   (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss..................................        $   (69)        $   (86)       $   (210)     $   (153)       $    (91)
   Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
     Depreciation and amortization...........            104             127             121             59             62
     Changes in assets and liabilities:
      Related-party receivables..............            (79)            143              --             --             --
      Inventories............................             --              --               3             --             (8)
      Prepaid assets.........................             (5)              5               8             11              3
      Deposits...............................              1             (11)              5              5              2
      Deferred taxes.........................             (2)             (9)            (12)            (7)            (3)
      Accounts payable.......................             38             (52)             56             25            (32)
      Accrued salaries.......................             --              17              (3)           (15)           (10)
      Accrued liabilities....................             15              13              (2)           (21)           (14)
      Income taxes payable...................             13              14              14              3              5
      Related-party payables.................             69            (567)             --             --             --
                                                    -----------     -----------     -----------    -----------    -----------

        Net cash provided by (used in)
         operating activities................             85            (406)            (20)           (93)           (86)
                                                    -----------     -----------     -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment.....            (13)           (111)             --             --             (2)
   Acquisition of intangibles................              4             (20)             (5)            (5)            (2)
   Distributions.............................           (137)           (367)           (106)           (66)           (72)
   Additional investment.....................             --             926             128             62             84
                                                    -----------     -----------     -----------    -----------    -----------
        Net cash provided by (used in)
         investing activities................           (146)            428              17             (9)             8
                                                    -----------     -----------     -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH..............            (61)             22              (3)          (102)           (78)
CASH, beginning of period....................            218             157             179            179            176
                                                    -----------     -----------     -----------    -----------    -----------
CASH, end of period..........................          $ 157           $ 179           $ 176          $  77           $ 98
                                                    ===========     ===========     ===========    ===========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

SUPPLEMENTAL DISCLOSURE OF COMBINED CASH FLOW INFORMATION:

  Cash paid for interest was approximately $40,000, $18,000, $18,000, $9,000 (unaudited) and $7,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  Cash paid for income taxes was approximately $18,000, $10,000, $10,000, $2,000 (unaudited) and $1,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  During the year ended December 31, 1996, related-party payables of Hot White Plains Cookies, Inc, Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies of approximately $364,00, $264,000 and $198,000, respectively, were forgiven and accounted for as capital contributions to these entities.

  During the year ended December 31, 1996 and December 31,1997, related party receivables of Hot Barton and Northpark Cookies, Inc. and Northpark Cookies, Inc. of approximately $71,000 and $0 and $120,000 and $4,000, respectively, were distributed to stockholders.

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     (INCLUDING NOTES TO UNAUDITED PERIODS)


1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

   The Combined Karp Entities (the "Company") established operations on the following dates under the laws of the respective states:

                                                                    STRUCTURE OF       STATE OF            STATE OF
              COMPANY                        INCEPTION DATE           ENTITY          INCORPORATION        OPERATION
 ----------------------------------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc.       August 6, 1981          C-corporation      Georgia            New Jersey
Northpark Cookies, Inc.                      October 5, 1981         C-corporation      Iowa               Iowa
Crossroads Cookies, Inc.                     December 9, 1981        C-corporation      Georgia            Oklahoma
Quail Springs Cookies, Inc.                  April 20, 1982          C-corporation      Georgia            Oklahoma
Westgate Cookies, Inc.                       August 30, 1982         S-corporation      Texas              Texas
Hot White Plains Cookies, Inc.               September 23, 1992      S-corporation      Georgia            New York
Hot Roosevelt Cookies, Inc.                  April 7, 1993           S-corporation      Georgia            New York
Hot Rockaway Cookies                         April 11, 1996               --            Florida            New Jersey

   Northpark Cookies, Inc.'s status of incorporation became inactive as of November 25, 1987. The successor in interest is Hot Barton and Northpark Cookies, Inc.

   The ASK & MSK Family Limited Partnership-II(B), Inc. (the "Partnership") was incorporated in Florida on April 11, 1996. On this date, the Partnership acquired Hot Roosevelt Cookies, Inc. and Hot White Plains Cookies, Inc. As these entities share common control, these acquisitions were accounted for in a manner similar to a pooling of interests. In addition, on April 11, 1996, the Partnership invested in the Hot Rockaway Cookies store.

   The Company operates retail stores that sell freshly baked cookies and other food products. The retail stores are franchised from Great American Cookie Company, Inc. ("GACC").

   The entities that make up the Company have various fiscal year ends which have been recast to December 31 for purposes of these combined financial statements. These fiscal year ends are as follows:

         COMPANY                                FISCAL YEAR END
-------------------------------------         ------------------
Hot Barton and Northpark Cookies, Inc.            July 31
Northpark Cookies, Inc.                           July 31
Crossroads Cookies, Inc.                          November 30
Quail Springs Cookies, Inc.                       November 30
Westgate Cookies, Inc.                            December 31
Hot White Plains Cookies, Inc.                    December 31
Hot Roosevelt Cookies, Inc.                       December 31
Hot Rockaway Cookies                              December 31


   The Company's business follows seasonal trends and is affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the stores are located in shopping malls, sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Entities' sales are derived from products purchased from GACC.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The individuals entities included within the combined financial statements operate under similar ownership and common control. All significant intercompany balances and transactions have been eliminated in the combination.


USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company's financial instruments consist primarily of cash, accounts payable and related-party payables. The carrying value of cash and accounts payable reported in the combined balance sheets are considered to approximate their respective fair values due to the short-term nature of such instruments and the current interest rate environment. The fair value of related-party payables at prevailing market rates is estimated to be $25,000 as of December 31, 1996, 1997 and June 30, 1998.


INVENTORIES

   Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).


PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment and fixtures are ten years.

   Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.


INTANGIBLES

   Intangibles consist primarily of franchise fees and store operating lease costs paid to GACC. Intangibles are being amortized on a straight-line basis over the lives of the franchise or lease agreements, which are generally ten years.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)


INCOME TAXES

   The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the combined financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.


REVENUE RECOGNITION

   Revenues generated from the combined stores are recognized at the point of sale.


SOURCES OF SUPPLY

   The Company currently buys a significant portion of their food products and
supplies from GACC and an unrelated supplier.   In accordance with the franchise
agreements, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.


LONG-LIVED ASSETS

   The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which management believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.


RECENT ACCOUNTING PRONOUNCEMENTS

   During the six months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect the implementation of these pronouncements will have a significant impact on its financial statements.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)



INTERIM COMBINED FINANCIAL STATEMENTS

   The combined financial statements as of and for the six months ended June 30, 1998 and for the six months ended June 30, 1997 are unaudited. In the opinion of management, these combined financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the combined financial position and results of operations for these periods. These combined interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.


3. INVENTORIES

   The Company's inventories consist of the following as of December 31, 1996 and 1997 and June 30, 1998:

                                  DECEMBER 31,    DECEMBER 31,       JUNE 30,
                                     1996            1997             1998
                                  -----------     -----------      ---------
                                                                 (UNAUDITED)
     Food.........................$ 38,000          $ 33,000      $  40,000
     Beverages....................   5,000             6,000          7,000
     Supplies.....................  14,000            15,000         15,000
                                  --------          --------      ---------
                                  $ 57,000          $ 54,000      $  62,000
                                  ========          ========      =========

4. INCOME TAXES

   The following four entities are not included in income tax calculations due to their status as S-corporations or as a business operated within a partnership; Westgate Cookies, Inc., Hot White Plains Cookies, Inc., Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies. Had these entities been taxable entities, on a pro forma basis, an income tax provision (benefit) of approximately $22,000, $(27,000), $16,000, $(14,000) and $15,000 would have been provided for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1997 and 1998, respectively. Income taxes were provided for all entities with C-corporation status.

   The components of the provision for income taxes for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 are as follows:

                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,      JUNE 30,        JUNE 30,
                                          1995            1996            1997            1997            1998
                                     ------------     -----------     ------------    -----------     -----------
                                                                                      (UNAUDITED)     (UNAUDITED)
Federal:
     Current.......................       $ 10,000         $13,000        $  9,000         $ 4,000         $ 3,000
     Deferred......................         (2,000)         (8,000)        (12,000)         (7,000)         (3,000)

State:
     Current.......................         18,000          14,000          18,000           7,000           6,000
                                          --------         -------        --------         -------         -------
Total..............................       $ 26,000         $19,000        $ 15,000         $ 4,000         $ 6,000
                                          ========         =======        ========         =======         =======


   The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are the result of permanent differences.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)



  The significant components of the Entities' deferred income tax assets and liabilities at December 31, 1996 and 1997 and June 30, 1998 are as follows:

                                                           DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                               1996           1997           1998
                                                           -----------    ------------    -----------
                                                                                          (UNAUDITED)
Deferred income tax assets:
  Accumulated depreciation...............................       $  5,000       $  9,000      $  11,000
  Net operating loss carryforwards.......................          3,000          8,000          9,000
  Capital losses in excess of capital gains..............             --          3,000          3,000
                                                             -----------    ------------    -----------
       Net deferred income tax assets....................       $  8,000       $ 20,000      $  23,000
                                                             ===========    ============    ===========

5.  STOCKHOLDERS' EQUITY

SHARE DATA

  The individual entities had the following assigned par value, authorized and outstanding shares at December 31, 1996 and 1997, and June 30, 1998:


              ENTITY                               PAR VALUE      SHARES AUTHORIZED      SHARES OUTSTANDING
-----------------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc.........             $0.10              1,000                200
Northpark Cookies, Inc........................              0.50          1,000,000            180,000
Crossroads Cookies, Inc.......................              0.10              2,000              1,000
Quail Springs Cookies, Inc....................              0.10              1,000                500
Westgate Cookies, Inc.........................              0.10              1,000              1,000
Hot White Plains Cookies, Inc.................              0.01             10,000                500
Hot Roosevelt Cookies, Inc....................              0.01             10,000                500


CAPITAL CONTRIBUTIONS

  The individual entities received the following capital contributions:

                                                     YEAR ENDED           YEAR ENDED         SIX MONTHS
                                                     DECEMBER 31,         DECEMBER 31,           ENDED
                  ENTITY                               1996                 1997           JUNE 30, 1998
-----------------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc......        $       --          $   7,000             $     --
Northpark Cookies, Inc.....................                --                 --                7,000
Crossroads Cookies, Inc....................                --                 --                   --
Quail Springs Cookies, Inc.................                --                 --                   --
Westgate Cookies, Inc......................                --                 --                   --
Hot White Plains Cookies, Inc..............            428,000             46,000              15,000
Hot Roosevelt Cookies, Inc.................            300,000             27,000              12,000
Hot Rockaway Cookies.......................            198,000             48,000              50,000
                                                -----------------------------------------------------------
                                                   $   926,000         $  128,000           $  84,000
                                                ===========================================================

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)


DISTRIBUTIONS

  The individual entities made the following distributions to stockholders:

                                                  YEAR ENDED        YEAR ENDED        SIX MONTHS
                                                 DECEMBER 31,      DECEMBER 31,         ENDED
                   ENTITY                            1996              1997         JUNE 30, 1998
---------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc........        $ (71,000)  $            --             $  --
Northpark Cookies, Inc.......................         (120,000)           (4,000)               --
Crossroads Cookies, Inc......................          (24,000)           (3,000)               --
Quail Springs Cookies, Inc...................          (45,000)          (45,000)          (30,000)
Westgate Cookies, Inc........................         (107,000)          (54,000)          (42,000)
Hot White Plains Cookies, Inc................               --                --                --
Hot Roosevelt Cookies, Inc...................               --                --                --
Hot Rockaway Cookies.........................               --                --                --
                                                 --------------------------------------------------
                                                     $(367,000)        $(106,000)         $(72,000)
                                                 ==================================================


6.  RELATED-PARTY TRANSACTIONS

RELATED-PARTY OPERATING LEASES

  The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of December 31, 1997 are as follows:

     YEAR ENDING DECEMBER 31,
     ----------------------------------------------

        1998.......................................        $  370,000
        1999.......................................           347,000
        2000.......................................           240,000
        2001.......................................           222,000
        2002.......................................           110,000
        Thereafter.................................           152,000
                                                           ----------
                                                           $1,441,000
                                                           ==========

  Each of these leases provides for contingent rentals based upon gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998 was approximately $457,000, $486,000, $553,000, $276,000 (unaudited) and $225,000
(unaudited), respectively.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)


FRANCHISE ROYALTIES

  The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company incurred approximately $164,000, $165,000, $175,000, $80,000
(unaudited) and $83,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying combined statements of operations. As of December 31, 1996 and 1997 and June 30, 1998, approximately $21,000, $21,000 and $14,000 (unaudited), respectively, in franchise royalties were payable to GACC.


INVENTORY

  The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventory from GACC. During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company purchased approximately $372,000, $406,000, $425,000, $190,000 (unaudited) and
$178,000 (unaudited), respectively, in inventory from GACC. As of December 31, 1996 and 1997 and June 30, 1998, approximately $14,000, $24,000 and $8,000
(unaudited), respectively, were payable to GACC related to inventory purchases.


RELATED-PARTY PAYABLES

  The related-party payables of $23,000, $23,000 and $23,000 (unaudited) as of December 31, 1996, December 31, 1997 and June 30, 1998 represent loans from stockholders to Hot Barton and Northpark Cookies, Inc. These loans are non-interest bearing and have no specific payment terms or maturity dates.


MANAGEMENT FEES

  Each entity was responsible for paying management fees to a company owned by a related party. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, the Entities paid approximately $24,000, $60,000, $80,000, $40,000 (unaudited) and $40,000 (unaudited), respectively, in management fees. As of December 31, 1996 and 1997 and June 30, 1998 approximately $5,000, $7,000 and $7,000 (unaudited), respectively, were payable to a related party for management fees.


7.  SUBSEQUENT EVENT

  On July 29, 1998, the Entities entered into individual Asset Purchase Agreements with Mrs. Fields' Original Cookies, Inc. In accordance with these agreements, Mrs. Fields' Original Cookies, Inc. purchased the following assets of the entities: leasehold rights and interests, tangible personal property, such as inventories and property and equipment, certain agreements between the sellers and GACC, customer and vendor lists, recipes and production techniques, store petty cash, deposits and prepaid expenses. On September 9, 1998, the agreements were consummated.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On August 24, 1998, Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields") sold $40,000,000 in aggregate principal amount of Series C Senior Notes due 2004 (the "Offering"). The net proceeds of the Offering and the equity infusion of the net proceeds of the Mrs. Fields' Holding Company, Inc. ("MFH") Offering (the "MFH Equity Infusion") together with existing Company cash were used to: (i) finance the acquisition of all of the outstanding capital stock of Cookies USA, Inc. (Cookies USA, Inc. and its wholly owned subsidiary, Great American Cookie Company, will be referred to herein as "Great American"); (ii) finance the tender offer to repurchase all of Great American's $40,000,000 aggregate principal amount of 10 7/8% Senior Secured Notes due 2001, including accrued but unpaid interest and a premium of $1,600,000; (iii) finance the repayment of all of Great American's $10,000,000 aggregate principal amount of 12.5% Subordinated Notes, including accrued but unpaid interest; (iv) finance the retirement of Great American's Senior Redeemable Preferred Stock and Junior Redeemable Preferred Stock at an aggregate discounted purchase price of $8,400,000; (v) finance the acquisition of all of the outstanding capital stock of Deblan Corporation ("Deblan") and Chocolate Chip Cookies of Texas, Inc. ("Chocolate Chip"), two franchisees of Great American, including the repayment of assumed debt; and (vi) finance the asset purchase of eight stores controlled by another Great American franchisee (the "Combined Karp Entities").

     The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of Mrs. Fields, H&M, Pretzel Time, Great American, Deblan, Chocolate Chip and the Combined Karp Entities. The combined operations of these entities are collectively referred to herein as the "Company." The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting for the acquisitions of Great American, Deblan, Chocolate Chip and the Combined Karp Entities, as well as the previous acquisitions of H&M and Pretzel Time. Mrs. Fields, H&M and Pretzel Time operate using a 52/53-week year ending near December 31. Great American operates using a 52/53-week year ending near June 30. Deblan operates using a year ending December 31, Chocolate Chip operates using a year ending September 30 and the Combined Karp Entities have been combined to reflect operations using a year ending December 31.

     The unaudited pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998 assume that the above acquisitions and debt and equity capital infusions occurred as of December 29, 1996 (the first day of the most recently completed fiscal year) and combine the historical results of operations of the entities for those periods with pro forma adjustments to give effect to the above acquisitions and debt and equity capital infusions.

     The unaudited pro forma condensed combined financial statements are for illustrative purposes only. Such information does not purport to be indicative of the results which would actually have been effected on the date and for the periods indicated, nor is it indicative of actual or future operating results or financial position that may occur.

                                  THE COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE 53 WEEKS ENDED JANUARY 3, 1998
                                  (UNAUDITED)

                                                                           MRS. FIELDS PRE-ACQUISITION
                                               -------------------------------------------------------------------------------------

                                                                                                                          PRE-
                                                                                   PRETZEL           PRO FORMA        ACQUISITION
                                                                    H&M              TIME           ADJUSTMENTS        PRO FORMA
                                               MRS. FIELDS      (SEE NOTE 2)     (SEE NOTE 3)      (SEE NOTE 1)         COMBINED
                                               ------------     ------------     ------------     ---------------     ------------
REVENUES:
 Net store sales...............................   $123,987          $9,328           $  302            $    --          $133,617
 Batter sales..................................         --              --               --                 --                --
 Franchising, net..............................      3,574              --            2,142               (653)(a)         5,063
 Licensing, net................................      2,028              --               --                 --             2,028
 Other, net....................................        918              36              181                 --             1,135
                                                  --------          ------           ------            -------          --------
  Total revenues...............................    130,507           9,364            2,625               (653)          141,843
                                                  --------          ------           ------            -------          --------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs.............     66,832           6,120              284               (653)(a)        72,583
 Food cost of sales............................     28,127           1,366               63                 --            29,556
 General and administrative....................     16,730           1,326            1,617               (750)(b)        18,923
 Depreciation and amortization.................     10,403             690              118                525 (c)        11,736
                                                  --------          ------           ------            -------          --------
  Total operating costs and expenses...........    122,092           9,502            2,082               (878)          132,798
                                                  --------          ------           ------            -------          --------
  Income (loss) from operations................      8,415            (138)             543                225             9,045

INTEREST EXPENSE...............................     (7,830)           (370)            (120)            (2,857)(d)       (11,177)
INTEREST INCOME................................        246              --               --                 --               246
OTHER INCOME (EXPENSE), net....................       (368)             --               --                 --              (368)
                                                  --------          ------           ------            -------          --------
  Income (loss) before provision for income
   Taxes.......................................        463            (508)             423             (2,632)           (2,254)
PROVISION FOR INCOME TAXES.....................        655              --               --                 --               655
                                                  --------          ------           ------            -------          --------
  Income (loss) before preferred stock
   accretion and dividends of subsidiaries and
   minority interest...........................       (192)           (508)             423             (2,632)           (2,909)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES.....................       (644)             --               --                 --              (644)
MINORITY INTEREST..............................       (138)             --               --               (169)(e)          (307)
                                                  --------          ------           ------            -------          --------
  Income (loss) from continuing operations.....   $   (974)         $ (508)          $  423            $(2,801)         $ (3,860)
                                                  ========          ======           ======            =======          ========

OTHER DATA:
  Cash flows from operating activities.........   $    919          $  (94)          $  805            $    --          $  1,630
  Cash flows from investing activities.........    (15,505)            (32)             (24)                --           (15,561)
  Cash flows from financing activities.........     24,164            (489)              14                 --            23,689
  EBITDA (See Note 8)..........................     18,818             552              661                750            20,781
  Ratio of earnings to fixed charges
   (See Note 10)...............................         --              --             4.53x                --                --
  Deficiency of earnings to fixed charges
   (See Note 10)...............................   $   (319)         $ (508)          $   --            $    --          $ (3,205)

                                                                          MRS. FIELDS POST-ACQUISITION
                                               -------------------------------------------------------------------------------------

                                                                                           COMBINED                     POST-
                                                  GREAT                     CHOCOLATE        KARP       PRO FORMA     ACQUISITION
                                                 AMERICAN       DEBLAN         CHIP        ENTITIES    ADJUSTMENTS    PRO FORMA
                                               (SEE NOTE 4)  (SEE NOTE 5)  (SEE NOTE 6)  (SEE NOTE 7)  (SEE NOTE 1)   COMBINED
                                               ------------  ------------  ------------  ------------  ------------   ------------
REVENUES:
 Net store sales...............................   $20,563        $9,503         $2,789        $2,500       $   --       $ 168,972
 Batter sales..................................    11,744            --             --            --       (2,222)(f)       9,522
 Franchising, net..............................     5,391            --             --            --       (1,035)(g)       9,419
 Licensing net.................................        --            --             --            --           --           2,028
 Other, net....................................       167            21             --            --           --           1,323
                                                  -------        ------         ------        ------      -------       ---------
  Total revenues...............................    37,865         9,524          2,789         2,500       (3,257)        191,264
                                                  -------        ------         ------        ------      -------       ---------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs.............    13,548         5,891          1,396         1,635       (1,035)(g)     94,018
 Food cost of sales............................    10,578         1,675            654           683       (2,222)(f)     40,924
 General and administrative....................     6,664         1,169            510           238       (2,172)(h)     25,332
 Depreciation and amortization.................     2,725           255             51           121        3,380 (i)     18,268
                                                  -------        ------         ------        ------      -------       ---------
                                                   33,515         8,990          2,611         2,677       (2,049)       178,542
  Total operating costs and expenses...........   -------        ------         ------        ------      -------       --------
  Income (loss) from operations................     4,350           534            178          (177)      (1,208)        12,722

INTEREST EXPENSE...............................    (6,219)          (73)            (5)          (18)       1,929 (j)    (15,563)
INTEREST INCOME................................       307            26              5                         --            584
OTHER INCOME (EXPENSE), net....................     1,264            --             --                         --            896
                                                  -------        ------         ------        ------      -------       --------
  Income (loss) before provision for income
   Taxes.......................................      (298)          487            178          (195)         721         (1,361)
PROVISION FOR INCOME TAXES.....................       223           195             43            15         (323)(k)        808
                                                  -------        ------         ------        ------      -------       --------
  Income (loss) before preferred stock
   accretion and dividends of subsidiaries and
   minority interest...........................      (521)          292            135          (210)       1,044       $ (2,169)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES.....................        --            --             --            --           --           (644)
MINORITY INTEREST..............................        --            --             --            --           --           (307)
                                                  -------        ------         ------        ------      -------       --------
  Income (loss) from continuing................   $  (521)       $  292         $  135        $ (210)     $ 1,044       $ (3,120)
   operations..................................   =======        ======         ======        ======      =======       ========

OTHER DATA:
  Cash flows from operating activities.........   $ 1,674        $  787         $  240        $  (20)     $    --       $  4,311

  Cash flows from investing activities.........       299          (690)          (184)           17           --        (16,119)
  Cash flows from financing activities.........      (105)          193            (32)           --           --         23,745
  EBITDA (See Note 8)..........................     7,075           789            229           (56)       2,172         30,990
  Ratio of earnings to fixed charges (See
  Note 10).....................................        --          7.67x          36.60x          --           --             --

  Deficiency of earnings to fixed charges
   (See Note 10)...............................   $(1,090)       $   --         $   --        $ (195)     $    --       $ (3,104)

See accompanying notes to pro forma condensed combined financial statements.

                                  THE COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE 39 WEEKS ENDED OCTOBER 3, 1998
                                  (UNAUDITED)


                                                                                                                COMBINED
                                                                         GREAT                     CHOCOLATE      KARP
                                                                       AMERICAN     DEBLAN           CHIP       ENTITIES
                                                     MRS. FIELDS     (SEE NOTE 4)  (SEE NOTE 5) (SEE NOTE 6)  (SEE NOTE 7)
                                                     ------------   ------------   ------------ ------------  ------------
                                                                                     (DOLLARS IN THOUSANDS)
REVENUES:
 Net store sales  .................................     $ 88,922       $11,225        $6,370        $1,873        $1,489
 Batter sales  ....................................        1,016         7,707            --            --            --
 Franchising, net  ................................        3,884         3,449            --            --            --
 Licensing, net  ..................................        1,081            --            --            --            --
 Other, net  ......................................        1,056            82            --            --            --
                                                        --------       -------        ------        ------        ------
  Total revenues  .................................       95,959        22,463         6,370         1,873         1,489
                                                        --------       -------        ------        ------        ------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs  ...............       52,357         7,645         3,523         1,000           370
 Food cost of sales  ..............................       21,588         6,428         1,108           454           297
 General and administrative  ......................       12,621         5,288         1,067           421           754
 Depreciation and amortization  ...................        9,707         1,510           182            22            89
                                                        --------       -------        ------        ------        ------
  Total operating costs and expenses  .............       96,273        20,871         5,880         1,897         1,510
                                                        --------       -------        ------        ------        ------
  Income (loss) from operations  ..................         (314)        1,592           490           (24)          (21)

INTEREST EXPENSE, net  ............................       (9,001)       (4,077)          (43)           (2)           (8)
INTEREST INCOME  ..................................          550           258            24             4            --
OTHER INCOME (EXPENSE), net  ......................         (256)         (149)           40            11            --
                                                        --------       -------        ------        ------        ------
  Income (loss) before provision for income taxes..       (9,021)       (2,376)          511           (11)          (29)
   .
PROVISION (BENEFIT) FOR INCOME TAXES  .............           68           (38)          115            27             6
                                                        --------       -------        ------        ------        ------
  Income (loss) before preferred stock accretion
   and dividends of subsidiaries and minority
   interest   .....................................       (9,089)       (2,338)          396           (38)          (35)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES   ......................         (333)           --            --            --            --
MINORITY INTEREST  ................................         (268)           --            --            --            --
                                                        --------       -------        ------        ------        ------
  Income (loss) from continuing operations  .......     $ (9,690)      $(2,338)       $  396        $  (38)       $  (35)
                                                        ========       =======        ======        ======        ======

OTHER DATA:
 Cash flows from operating activities..............     $    676       $(1,517)       $  372        $  (40)       $  (54)
 Cash flows from investing activities..............      (34,315)         (310)          (72)           (7)           (2)
 Cash flows from financing activities..............       22,498           (18)         (205)          (72)           12
 EBITDA (See Note 9)  .............................        9,393         3,102           672            (2)           68
 Ratio of earnings to fixed charges (See Note 10)..           --            --         12.88x           --            --
 Deficiency of earnings to fixed charges
  (See Note 10)  ..................................     $ (9,397)      $(2,888)       $   --        $  (11)       $  (29)




                                                       PRO FORMA
                                                      ADJUSTMENTS               PRO FORMA
                                                      (SEE NOTE 1)               COMBINED
                                                     -------------              -----------
REVENUES:
 Net store sales  .................................          $    --               $109,879
 Batter sales  ....................................             (832)      (f)        7,891
 Franchising, net  ................................             (385)      (g)        6,948
 Licensing, net  ..................................               --                  1,081
 Other, net  ......................................               --                  1,138
                                                             -------               --------
  Total revenues  .................................           (1,217)               126,937
                                                             -------               --------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs  ...............             (385)      (g)       64,510
 Food cost of sales  ..............................             (832)      (f)       29,043
 General and administrative  ......................           (1,404)      (h)       18,747
 Depreciation and amortization  ...................            2,664       (i)       14,174
                                                             -------               --------
  Total operating costs and expenses  .............               43                126,474
                                                             -------               --------
  Income (loss) from operations  ..................           (1,260)                   463

INTEREST EXPENSE, net  ............................              729       (j)      (12,402)
INTEREST INCOME  ..................................               --                    836
OTHER INCOME (EXPENSE), net  ......................               --                   (354)
                                                             -------               --------
  Income (loss) before provision for income taxes..             (531)               (11,457)
   .
PROVISION (BENEFIT) FOR INCOME TAXES  .............               --                    178
                                                             -------               --------
  Income (loss) before preferred stock accretion
   and dividends of subsidiaries and minority
   interest   .....................................             (531)               (11,635)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES   ......................               --                   (333)
MINORITY INTEREST  ................................               --                   (268)
                                                             -------               --------
  Income (loss) from continuing operations  .......          $  (531)              $(12,236)
                                                             =======               ========

OTHER DATA:
 Cash flows from operating activities..............          $    --               $   (563)
 Cash flows from investing activities..............               --                (34,706)
 Cash flows from financing activities..............               --                 22,215
 EBITDA (See Note 9)  .............................            1,404                 14,637
 Ratio of earnings to fixed charges (See Note 10)..               --                     --
 Deficiency of earnings to fixed charges
  (See Note 10)  ..................................          $    --               $(12,345)


                 See accompanying notes to pro forma condensed
                        combined financial statements.

                                  THE COMPANY

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1.   UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

   PRE-ACQUISITION

          (a) Adjustment to reflect the elimination of franchise fees and related costs as a result of consolidating H&M and Pretzel Time.

          (b) Adjustment to reflect the impact of the reduction in salaries and payroll expenses related to employees of H&M and Pretzel Time terminated at the date of the acquisitions assuming that the acquisitions were consummated as of December 29, 1996. The terminations occurred concurrent with and were a direct result of the acquisitions. These terminations will have a continuing impact, as the positions occupied by the terminated employees have been eliminated. The terminated employees will not be replaced as the Company has sufficient resources with existing staff to fulfill the applicable responsibilities. Other costs will not be incurred that will offset these reductions. The impact is factually supportable as the employees were terminated at the time of the acquisitions.

          (c) Adjustment to reflect amortization of goodwill, which goodwill totaling $15,500,000, was recorded in connection with the purchase of the net assets of H&M and the majority ownership of Pretzel Time. Goodwill is being amortized over a 15-year period. Also includes adjustment to reflect a reduction in depreciation expense as a result of reducing H&M's property and equipment to estimated fair market value in connection with the acquisition. The average estimated depreciable lives for these assets is seven years.

          (d) Adjustment to reflect additional interest expense that would have been incurred on the $100,000,000 Series A/B Senior Notes. Adjustment also reflects a reduction in interest expense related to: (i) the retirement of $64,098,000 of Mrs. Fields debt with interest rates ranging from 8.78% to 10.0%;
(ii) the retirement of $8,250,000 of H&M debt with interest rates ranging from 8.0% to 16.0%; (iii) the assumed conversion of $4,643,000 of a Mrs. Fields note payable with an interest rate of 9.78%; (iv) the additional amortization related to approximately $5,976,000 of deferred loan costs assumed to be amortized over a seven-year period; and (v) net of interest income on a $500,000 loan to a minority stockholder of Pretzel Time with an interest rate of 10.0%.

          (e) Adjustment to reflect the recording of the minority interest in Pretzel Time's income from continuing operations.

   POST-ACQUISITION

          (f) Adjustment to reflect the elimination of batter sales and batter cost of sales as a result of combining Great American, Deblan, Chocolate Chip and the Combined Karp Entities.

          (g) Adjustment to reflect the elimination of franchise fees and related costs as a result of combining Great American, Deblan, Chocolate Chip and the Combined Karp Entities.

          (h) Adjustment to reflect the impact of the reduction in salaries and payroll expenses related to employees of Great American, Deblan, Chocolate Chip and the Combined Karp Entities terminated at the date of the acquisitions assuming that the acquisitions were consummated at December 29, 1996. The terminations were a contractual component of the acquisition agreements and occurred concurrent with and were a direct result of the acquisitions. These terminations will have a continuing impact, as the positions occupied by the terminated employees have been eliminated. The terminated employees will not be replaced as the Company has sufficient resources with existing staff to fulfill the applicable responsibilities. Other costs will not be incurred that will offset these reductions. The impact is factually supportable as the employees were terminated at the time of the acquisitions.

          (i) Adjustment to reflect amortization of goodwill, which goodwill totaling $68,387,000, was recorded in connection with the purchase of the net assets of Great American, Deblan, Chocolate Chip and the Combined Karp Entities. Goodwill is being amortized over a 15-year period. Also includes adjustment to reflect a reduction in depreciation expense as a result of reducing Great American, Deblan, Chocolate Chip and the Combined Karp Entities property and equipment to estimated fair market value in connection with each respective acquisition. The average estimated depreciable lives for these assets is seven years.

          (j) Adjustment to reflect the reduction in interest expense related to: (i) the retirement of $40,000,000 of Great American 10.875% Senior Secured Notes; (ii) the retirement of $10,000,000 of Great American 12.5% Subordinated Notes; (iii) the elimination of Great American's original issue discount; (iv) the elimination of Great American's deferred loan costs; (v) net of the additional interest expense related to approximately $5,007,000 of new deferred loan costs amortized over a seven-year period; and (vi) net of the additional interest expense on the $40,000,000 of Series C Senior Notes and amortization of $600,000 of assumed discount.

          (k) Adjustment to reflect the change in provision for income taxes due to the consolidated results of operations of the entities before provision for income taxes.

                                  THE COMPANY

                                  (UNAUDITED)

2.   H&M ACQUISITION

          MFH, through its wholly owned subsidiary, MFPC, acquired the net assets and certain debt of H&M on July 25, 1997, and concurrent with the completion of a prior offering contributed the net assets of H&M and related debt to Mrs. Fields. Accordingly, in the accompanying unaudited pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998, H&M's results of operations from December 29, 1996 to July 24, 1997 are included under the "H&M" column heading. Also, in the accompanying unaudited pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, H&M's results of operations are included under the "Mrs. Fields" column heading. The purchase price of $13,750,000 paid by MFH was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired...............................  $ 4,132,000
   Goodwill acquired...............................................    9,618,000
                                                                     -----------
       Total purchase price........................................  $13,750,000
                                                                     ===========

3.   PRETZEL TIME ACQUISITION

          MFH acquired 56.0% of the common stock of Pretzel Time, a $500,000 note receivable from Pretzel Time's founder and contract rights on September 2, 1997. Concurrent with the completion of a prior offering, MFH contributed its 56.0% interest to Mrs. Fields. Accordingly, in the accompanying unaudited pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998, Pretzel Time's results of operations from December 29, 1996 to September 1, 1997 are included under the "Pretzel Time" column heading. Also, in the accompanying unaudited pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Pretzel Time's results of operations are included under the "Mrs. Fields" column heading.

      MFH paid $4,200,000 in cash to acquire 56.0% of the common stock of Pretzel Time and made a $500,000, five-year maturity loan, with an interest rate of 10.0%, to a minority stockholder and founder of Pretzel Time. Of the $4,200,000 paid by MFH, $750,000 was paid to Pretzel Time to be used for working capital purposes. Pretzel Time's stockholders' deficit of $425,000 at the date of acquisition was eliminated and goodwill of $5,882,000 was recorded.

                                  THE COMPANY

                                  (UNAUDITED)


4.   GREAT AMERICAN ACQUISITION

          On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock and subordinated indebtedness of Great American for an aggregate purchase price of $18,400,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net liabilities assumed.........................  $(37,233,000)
   Goodwill acquired.............................................    55,633,000
                                                                   ------------
       Total purchase price......................................  $ 18,400,000
                                                                   ============

          Because Great American operates using a 52/53-week year ending near June 30, its results of operations for the 53 weeks ended January 3, 1998, in the accompanying pro forma condensed combined statements of operations, do not agree with Great American's historical results of operations for either the 52 weeks ended June 29, 1997 or June 28, 1998. Additionally, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Great American's results of operations from December 29, 1997 to August 23, 1998 are included under the "Great American" column heading. Great American's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading.

          The following data reconciles the key components of Great American's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Great American's results of operations in its historical financial statements for the 52 weeks ended June 28, 1998:

                                                                         LESS                ADD
                                                 52 WEEKS ENDED      26 WEEKS ENDED    JUNE 29, 1998 TO    DECEMBER 29, 1997
                                                 JUNE 28, 1998     DECEMBER 28, 1997    AUGUST 23, 1998   TO AUGUST 23, 1998
                                               ------------------  ------------------  -----------------  -------------------
                                                                           (DOLLARS IN THOUSANDS)
Net store sales..............................            $18,854              $10,382           $ 2,753              $11,225
Batter sales to franchisees..................             12,214                6,140             1,633                7,707
Franchising, net.............................              6,140                3,558               867                3,449
Other, net...................................                139                   72                15                   82
Operating costs and expenses.................             31,133               16,044             5,782               20,871
Income (loss) from operations................              6,214                4,108              (514)               1,592
Net income (loss)............................               (202)                 644            (1,492)              (2,338)

                                  THE COMPANY

                                  (UNAUDITED)


5.   DEBLAN ACQUISITION

          On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Deblan for an aggregate purchase price of $10,465,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Deblan's results of operations from January 1, 1998 to August 23, 1998 are included under the "Deblan" column heading. Deblan's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired.............................  $ 2,239,000
   Goodwill acquired.............................................    8,226,000
                                                                   -----------
       Total purchase price......................................  $10,465,000
                                                                   ===========

          The following data reconciles the key components of Deblan's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Deblan's results of operations in its unaudited historical financial statements for the six months ended June 30, 1998:

                                                   SIX MONTHS ENDED    JULY 1, 1998 TO    JANUARY 1, 1998 TO
                                                    JUNE 30, 1998      AUGUST 23, 1998     AUGUST 23, 1998
                                                  ------------------  ------------------  ------------------
                                                                    (DOLLARS IN THOUSANDS)
Net store sales.................................              $4,768              $1,602              $6,370
Operating costs and expenses....................               4,418               1,462               5,880
Income from operations..........................                 350                 140                 490
Net income......................................                 232                 164                 396

6.   CHOCOLATE CHIP ACQUISITION

          On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Chocolate Chip for an aggregate purchase price of $3,965,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired..............................   $  217,000
   Goodwill acquired..............................................    3,748,000
                                                                     ----------
       Total purchase price.......................................   $3,965,000
                                                                     ==========

          Because Chocolate Chip operates using a year ending September 30, its results of operations for the 53 weeks ended January 3, 1998, in the accompanying pro forma condensed combined statement of operations, do not agree with Chocolate Chip's historical results of operations for the year ended September 30, 1997. Additionally, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Chocolate Chip's results of operations from January 1, 1998 to August 23, 1998 are included under the "Chocolate Chip" column heading. Chocolate Chip's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading.

                                  THE COMPANY

                                  (UNAUDITED)


          The following data reconciles the key components of Chocolate Chip's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Chocolate Chip's results of operations in its historical financial statements for the nine months ended June 30, 1998:

                                                                      LESS
                                                 NINE MONTHS       THREE MONTHS            ADD
                                                    ENDED             ENDED           JULY 1, 1998 TO     JANUARY 1, 1998
                                               JUNE 30, 1998     DECEMBER 31, 1997    AUGUST 23, 1998    TO AUGUST 23, 1998
                                             ------------------  ------------------  ------------------  ------------------
                                                                         (DOLLARS IN THOUSANDS)
Net store sales............................              $2,266                $803               $410              $1,873
Operating costs and expenses...............               2,100                 646                443               1,897
Income (loss) from operations..............                 166                 157                (33)                (24)
Net income (loss)..........................                 116                 155                  1                 (38)

7.   COMBINED KARP ENTITIES ACQUISITION

          On September 9, 1998, Mrs. Fields acquired eight Great American stores and related net assets from a Great American franchisee (collectively, the "Combined Karp Entities") for an aggregate purchase price of $1,750,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, the Combined Karp Entities' results of operations from January 1, 1998 to September 9, 1998 are included under the "Combined Karp Entities" column heading. The Combined Karp Entities' results of operations from September 10, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired...............................   $  970,000
   Goodwill acquired...............................................      780,000
                                                                      ----------
       Total purchase price........................................   $1,750,000
                                                                      ==========

                                                   SIX MONTHS ENDED     JULY 1, 1998 TO     JANUARY 1, 1998 TO
                                                     JUNE 30, 1998     SEPTEMBER 9, 1998    SEPTEMBER 9, 1998
                                                  -------------------  ------------------  --------------------
                                                                     (DOLLARS IN THOUSANDS)
Net store sales.................................              $1,181                 $308               $1,489
Operating costs and expenses....................               1,259                  251                1,510
Income (loss) from operations...................                 (78)                  57                  (21)
Net income (loss)...............................                 (91)                  56                  (35)

8.   Pro Forma Combined EBITDA for the 53 Weeks Ended January 3, 1998

                                                                                                                THE COMPANY
                                          MRS. FIELDS                                                              POST-
                                        PRE ACQUISITION                               COMBINED                  ACQUISITION
                                           PRO FORMA      GREAT            CHOCOLATE    KARP      PRO FORMA    - PRO FORMA
                                           COMBINED      AMERICAN  DEBLAN     CHIP     ENTITIES   ADJUSTMENTS      COMBINED
                                        ---------------  --------  ------  ---------  ---------  ------------   -------------
 Income (loss) from operations........          $ 9,045    $4,350    $534       $178     $(177)      $(1,208)         $12,722
Add:
 Depreciation and amortization........           11,736     2,725     255         51       121         3,380           18,268
                                                -------    ------    ----       ----     -----       -------          -------
  EBITDA..............................          $20,781    $7,075    $789       $229     $ (56)      $ 2,172          $30,990
                                                =======    ======    ====       ====     =====       =======          =======

                                  THE COMPANY

                                  (UNAUDITED)


9.  PRO FORMA COMBINED EBITDA FOR THE 39 WEEKS ENDED OCTOBER 3, 1998

                                                                                                                  THE COMPANY
                                          MRS. FIELDS                                                                POST-
                                        PRE ACQUISITION                                 COMBINED                  ACQUISITION
                                           PRO FORMA       GREAT            CHOCOLATE     KARP      PRO FORMA      PRO FORMA
                                            COMBINED      AMERICAN  DEBLAN     CHIP     ENTITIES   ADJUSTMENTS      COMBINED
                                        ----------------  --------  ------  ----------  ---------  ------------  --------------
 Income (loss) from operations........           $ (314)    $1,592    $490       $(24)      $(21)      $(1,260)         $   463
Add:
 Depreciation and amortization........            9,707      1,510     182         22         89         2,664           14,174
                                                 ------     ------    ----       ----       ----       -------          -------
  EBITDA..............................           $9,393     $3,102    $672       $ (2)      $ 68       $ 1,404          $14,637
                                                 ======     ======    ====       ====       ====       =======          =======

10.  RATIO OF EARNINGS TO FIXED CHARGES

          For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate.